Exhibit 2

Condensed Statements of Consolidated and Non-consolidated

Financial Results for the Year Ended March 31, 2003

(Japanese GAAP)

Japanese GAAP
Consolidated Financial Statements

(TRANSLATION )
May 7, 2003

Condensed Statements of Consolidated Financial Results
for the Year Ended March 31, 2003

Company Name:	NISSIN CO., LTD. (URL: http://www.nissin-f.co.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading Symbol: NIS)

Location of Head Office:	Ehime, Tokyo

President:	Kunihiko Sakioka, Representative Director

Inquiries:	Hitoshi Higaki, Managing Director (Tel: +81-3-3348-2424)

Date of Board of Directors’ Meeting for Approval of this Fiscal Year’s Results:	May 7, 2003

Application of GAAP:	Japanese GAAP

Japanese GAAP
Consolidated Financial Statements

(Note: All amounts in these financial statements are rounded down to the nearest unit.)

1.	Consolidated Financial Results for the Year Ended March 31, 2003

1)	Consolidated Operating Results

	Years Ended March 31,

	2002		2003

	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
Operating revenues	¥36,515	13.7%	¥45,601	24.9%
Operating income	9,613	2.5	11,041	14.9
Ordinary income	9,256	1.8	10,714	15.8
Net income	4,817	(6.5)	5,209	8.1

	Years Ended March 31,

	2002	2003

Net income per share (in yen):
Basic	146.13	79.63
Diluted	146.12	—
Ratio of return on equity (%)	11.7	11.8
Ratio of ordinary income to total assets (%)	5.5	5.6
Ratio of ordinary income to operating revenue (%)	25.4	23.5

Notes:	1.	Net losses from affiliates under the equity method for the years ended March 31, 2002 and 2003 are ¥60 million and ¥121 million, respectively.
	2.	The weighted-average numbers of outstanding shares for the years ended March 31, 2002 and 2003 are 32,967,150 and 64,460,020 shares, respectively.
	3.	On May 21, 2002, NISSIN completed a two-for-one stock split.
	4.	Changes in accounting policy: None
	5.	The percentages indicated in the rows for operating revenues, operating income, ordinary income and net income represent the rates of increase (decrease) from the prior fiscal year.

2)	Consolidated Financial Position

	March 31,

	2002	2003

Total assets (in millions)	177,834	203,714
Shareholders’ equity (in millions)	43,191	44,905
Ratio of shareholders’ equity to total assets (%)	24.3	22.0
Shareholders’ equity per share (in yen)	1,310.62	708.98

Notes:	1.	The numbers of outstanding shares at March 31, 2002 and 2003 are 32,955,278 and 63,229,770 shares, respectively.
	2.	On May 21, 2002, NISSIN completed a two-for-one stock split.

Japanese GAAP
Consolidated Financial Statements

3)	Consolidated Cash Flows

	Years Ended March 31,

	2002	2003

	(in millions)
Net cash used in operating activities	¥(20,396)	¥(14,347)
Net cash provided by (used in) investing activities	287	(1,462)
Net cash provided by financing activities	11,384	22,306
Cash and cash equivalents at end of year	17,116	23,612

4)	Scope of Consolidation and Application of the Equity Method

Consolidated subsidiaries:	3 companies
Non-consolidated subsidiaries accounted for under the equity method:	None
Affiliates accounted for under the equity method:	5 companies

5)	Change in the Scope of Consolidation and Application of the Equity Method

Consolidated subsidiaries (addition):	None
Consolidated subsidiaries (exclusion):	2 companies
Affiliates accounted for under the equity method (addition):	3 companies
Affiliates accounted for under the equity method (exclusion):	None

2.	Consolidated Forecasts for the Fiscal Year Ending March 31, 2003

	Six Months Ending	Year Ending
	September 30, 2003	March 31, 2004

	(in millions)
Operating revenue	¥23,011	¥47,112
Ordinary income	5,084	11,354
Net income	2,739	6,174

(Reference) Net income per share for the year ending March 31, 2004 is forecasted to be ¥48.19

Notes:	1.	NISSIN will conduct a two-for-one stock split on May 20, 2003. Net income per share for the year ending March 31, 2004 is calculated by using the number of outstanding shares of common stock as of March 31, 2003 adjusted for the stock split (126,459,540 shares). If the number of outstanding shares of common stock is not adjusted to reflect the stock split, net income per share for the year ending March 31, 2004 is forecasted to be ¥96.39.
	2.	Our forecasts reflect our judgment based on the information available at this time. Because actual results may differ from these forecasts, you should not make an investment decision based solely on these forecasts. To read the assumptions used for these forecasts and other related considerations, see pages 12, 13 and 15 of the Supplementary Materials.

Japanese GAAP
Consolidated Financial Statements

SUPPLEMENTARY MATERIALS

1.	THE NISSIN CORPORATE GROUP

The Nissin corporate group is comprised of Nissin Co., Ltd. (“NISSIN”), three subsidiaries and five affiliated companies (collectively, the “Company”). Members of the group are developing integrated financial services as their main business activity. The market positioning of each group company is described below.

Category	Company name	Business	Note

	Nissin Co., Ltd.	Loan products for consumers and small business owners	—

	Shinsei Business Finance Co., Ltd.	Unsecured loans for small and medium-sized firms
Integrated financial services business
	Ascot Co., Ltd.	Internet-based loans and credit card customer development business	Affiliated companies accounted for under the equity method

	Swan Credit Co., Ltd.	Unsecured loans for small and medium-sized firms

Small business owner support services business	BB Net Corp.	Provision of raw materials and other support services for small business owners

Loan servicing business	Nissin Servicer Co., Ltd.	Servicing business
Consolidated subsidiaries
Integrated bridal services business	Big Apple Co., Ltd.	Bridal agency

Other businesses	i-cf Inc.	e-business consulting e-marketplace business	An affiliated company accounted for under the equity method

	Shiq Consulting Co., Ltd.	Financial consulting	Consolidated subsidiary

Notes:	1.	BB Net Corp., which became our affiliate under the equity method on the deemed acquisition date of April 1, 2002, was listed on the Hercules (former NASDAQ Japan) market on September 10, 2002.
	2.	In October 2002, we acquired 25% of the shares of Shinsei Business Finance Co., Ltd., a subsidiary of Shinsei Bank, Limited, to launch a joint venture for small business owner financing. As a result, Shinsei Business Finance Co., Ltd. is an affiliate accounted for under the equity method.
3.	In November 2002, through an equity exchange transaction, Webcashing.com Co., Ltd. became a wholly-owned subsidiary of
		i-cf, Inc. (TSE Mothers Code: 4797), which became a NISSIN affiliate accounted for under the equity method. Webcashing.com Co., Ltd. had been a consolidated subsidiary prior to the equity exchange.
	4.	Future Create Inc., a company with which NISSIN had a business and capital tie-up for the purpose of expanding the Company’s financial services to small business owners, was excluded from the Company’s consolidated subsidiaries on March 11, 2003 when NISSIN sold a portion of its Future Create stock. For this fiscal year, Future Create’s operating results are reflected in the Company’s consolidated operating results under review. NISSIN plans to continue its business alliance with Future Create in the future.

Japanese GAAP
Consolidated Financial Statements

The relationships among the Company’s businesses are indicated below.

2.	MANAGEMENT POLICIES

1)	Basic management policy

With its policy of “innovation,” “familiarity” and “trust”, corporate principle of “spirit of respect for others”, and honest and transparent management and business approach, the Company seeks to grow and develop together with all of the Company’s stakeholders (shareholders, customers, business partners and employees) by rapidly responding to changes in its business environment.

At the Company, we recognize the importance of responding to the financing difficulties of individual owners of small and medium-sized businesses and small retailers resulting from the worsening economic environment in recent years, and addressing the problem of multiple debts resulting from increasingly severe competition in the consumer credit market. We also recognize that we must increase the Company’s social awareness and build corporate and shareholder value. Based on this recognition, we are fulfilling our responsibilities and accountability as a lender, developing products that are trusted and relied upon by customers, and expanding our business. The Company’s medium-term management vision is to become a new non-bank that offers financial solutions by creating innovative services and new markets, provides “total financial solutions” through the creation of new credit businesses that maximizes the trust and expertise cultivated by the Company (particularly credit for small and medium-sized businesses and small retailers), and supports the small and medium-sized firms that are the backbone of Japan’s economy by solving a wide range of their financial problems. Also, the Company has been developing its businesses and products that are trusted and valued by our customers, as it works to fulfill its responsibilities as an informative lender.

Japanese GAAP
Consolidated Financial Statements

2)	Basic policy concerning distribution of earnings

NISSIN’s basic policy concerning distribution of earnings is to affirmatively and continually return profits to our shareholders, based on consideration of economic and financial circumstances, industry trends and the Company’s profitability. NISSIN will continue to maintain a dividend payout ratio of 15% in the future as its company target.

Based on the policy indicated above, for this fiscal year, NISSIN plans to pay an annual dividend of ¥15 per share. This includes the interim dividend of ¥6.5 per share and the regular year-end dividend of ¥7.5 per share, which includes ¥1 per share dividend increase as originally planned, plus a special dividend of ¥1 per share to commemorate the listing of the NISSIN’s stock on the New York Stock Exchange.

At NISSIN’s 43rd Annual Meeting of Shareholders, a resolution was approved authorizing the acquisition of treasury stock up to a maximum of 3.0 million shares, for the purpose of increasing shareholder earnings by improving capital efficiency. The Company has so far acquired a total of 1.5 million shares. Furthermore, at the 44th Annual Meeting of Shareholders to be held in June 2003, the Company will request approval for additional acquisitions of treasury stock up to a maximum of 3 million shares, or ¥2 billion.

With regard to the use of retained earnings, the Company is using reserves to increase loan receivables, strengthen its financial position for the future including through the expansion of its sales network, and invest in venture businesses that the Company believes will have synergies with its principal businesses.

In other actions, the Company expanded its stock option system, which in the past was limited to the group’s directors and executive managers, to also include regular employees and contract workers beginning for this fiscal year. The Company approved this change with the objective of maximizing corporate and shareholder value, by improving the morale of and incentive for every employee of the Company to increase group profitability, and to further link internal distributions of earnings to shareholder profits.

3)	Approach and policy concerning reduction of the size of the NISSIN’s investment unit

The Company recognizes that improving the liquidity of the NISSIN’s stock is an important issue. The Company executed a three-for-one stock split in 2001 and a two-for-one stock split in 2002. The Company has also approved a two-for-one stock split to be effective on May 21, 2003. When this latest stock split is completed, the Company will have executed stock splits for three consecutive years. As a result, both the total number of NISSIN’s outstanding shares and the trading volume of NISSIN’s shares have sharply increased.

The Company will continue to actively address further reductions in the NISSIN’s stock investment unit in the future, based on a careful examination of factors such as the trend in the NISSIN’s stock price.

4)	Management objectives

To increase efficient investment of shareholders’ equity and strengthen the Company’s financial position, and to achieve stable, continuous profit growth, the Company focuses on the return on shareholders’ equity, the shareholders’ equity ratio and earnings per share as management objectives. The targets for each objective, respectively, are as follows.

Return on shareholders’ equity	15%
Shareholders’ equity ratio	25%
Earnings per share	¥50

Japanese GAAP
Consolidated Financial Statements

5)	Medium to long-term Company management strategy

To realize its management vision of becoming a new non-bank that offers total financial solutions by creating innovative services and new markets, the Company is pursuing alliances with a wide variety of firms as a critical medium-term strategy. By devoting its efforts to developing new markets, differentiating itself from the competition and strengthening and expanding its business base by providing every consumer and business with innovative financial solutions not available from the conventional finance business, the Company is evolving from a traditional integrated financial firm to a “total financial solutions provider.”

(Alliance strategy)

I.	Financial version of an OEM strategy

Owners of small and medium-sized firms and small retailers face difficulties in using the accounts receivable or leasing methods traditionally employed by firms in industries such as manufacturing. When marketing its products, the Company will seek to meet the goals of its alliance partners to expand sales, as well as the business investment needs of owners of small and medium-sized firms and small retailers, by providing loans, loan guarantees and loan servicing for third parties.

II.	Alliance strategy for services to small business owners To develop business support services for business owners and offer new financial services not available from the traditional finance industry, the Company will promote alliances with firms in other industries and other financial institutions in order to combine the business knowledge and customer bases of our alliance partners with the Company’s credit expertise.

III.	Alliance strategy for services to consumers In order to be able to respond to customers’ finance needs, the Company will build a new customer service base for its alliance partner firms and expand the Company’s sales channels, by promoting tie-ups with consumer loan firms and through guarantee businesses.

6)	Challenges for the Company

As a result of Japan’s prolonged economic recession, corporate and personal bankruptcies are increasing rapidly. In the Company’s industry, further enhancement of credit risk management and improvement of credit quality are concerns shared by every company.

Setting promotion of the productivity and skill improvements of the credit screening department as one specific measure to address this issue, the Company is focusing on aggressively expanding its alliance strategy by developing new alliance partners and establishing a follow-up system for each alliance business, and on improving asset (loan receivables) quality by responding to customers’ future-oriented financial needs.

7)	The basic view of corporate governance and implementation of corporate governance policies

(The basic view of corporate governance)

As described in its basic management policy, the Company focuses on growing and developing together with its stakeholders. To achieve this goal, we recognize that the Company must seek to improve management efficiency, strengthen management audit systems and ensure that its audit system is effective. A major premise for such efforts is the soundness of the resulting management organization based on transparent director elections and compensation decisions, and clearly defined directors’ responsibilities.

Japanese GAAP
Consolidated Financial Statements

(Implementation of corporate governance policies)

I.	Overview of NISSIN’s corporate governance system, including management organization

i.	Is NISSIN a company governed by an audit committee system or statutory auditor system?

NISSIN has adopted a statutory auditor system.

ii.	Elections for outside directors and outside statutory auditors

NISSIN’s Board of Statutory Auditors is currently comprised of four individuals. With the election of two outside statutory auditors (part-time), however, the Company has strengthened its system for supervising directors’ performance of their business responsibilities.

The Company has not elected any outside directors.

iii.	Summary of various committees

Although NISSIN is not considering at the present time the establishment of a Material Assets Committee or becoming an audit committee–based company as defined in the Commercial Code, NISSIN has established a Nomination and Compensation Committee to ensure that decisions on director nominations and compensation are transparent and objective. Furthermore, in line with the spirit of the Commercial Code, NISSIN has asked individuals outside the Company to serve on company committees.

iv.	Assignment of full-time staff for outside statutory auditors

NISSIN has not hired any full time staff at the present time, but the Corporate Planning Department works as the secretariat for the Board of Statutory Auditors and also prepares an independent budget.

Japanese GAAP
Consolidated Financial Statements

v.	Activity performance and supervision

NISSIN’s board of directors is composed of ten directors, and as a general rule convenes at the beginning of each month. In addition to determining the Company’s management strategy and discussing matters of importance, the board of directors receives reports on operating results and the status of business operations from the individuals in charge of each department in person at the meetings, and examines measures for responding quickly to changes in the Company’s business environment.

The Company’s audit system, which is designed to review management decision-making and business operations, works to enhance the management audit function and ensure management transparency and objectivity, based on audits prepared by the statutory auditors, among whom are outside statutory auditors, internal audits performed mainly by the Business Audit Department, and audits performed by the accounting firm.

vi.	Internal control mechanisms

NISSIN has established an organization consisting of the Sales & Marketing Control Division, which is responsible for all sales departments, and the Operations Control Division, which is responsible for all activities in the Human Resources and General Affairs, the Accounting and Finance, the Corporate Planning, Public Relations and Legal Affairs, and corporate governance. NISSIN has created this organization to control the authority transferred to each department and maintain appropriate supervision and control.

NISSIN has also established a Risk Management Committee to provide cross-organization verification, analysis and control of the various risks (business risks) resulting from changes in the Company’s business environment and the activities to aggressively conduct the Company’s business operations. This committee works to broaden the legal checks and supervisory functions for all of the Company’s activities, and to strengthen risk management.

Japanese GAAP
Consolidated Financial Statements

vii.	Attorneys, independent auditors and other third parties

The Company consults with a number of law firms (Tokyo Aoyama Aoki Law Office, Sullivan and Cromwell LLP, etc.), and conducts its business in a manner intended to observe Japan’s laws and regulations, including the Commercial Code and the Securities and Exchange Law, as well as observe U.S. laws and regulations governing firms listed on the New York Stock Exchange.

The Company’s independent auditors (BDO Sanyu & Co.) also maintain systems to address accounting and tax risks, by working in close cooperation with the Company’s Board of Statutory Auditors and the Business Audit Department and receiving the advice of licensed tax accountants.

II.	Summary of personnel relationships, capital or business relationships and other interests between the Company and the Company’s outside directors and outside statutory auditors

There are no special interests between the Company and the attorneys or certified tax accountant office in which the Company’s outside statutory auditors are practicing.

III.	Status of actions taken during the most recent year to enhance corporate governance

To demonstrate its management soundness and transparency, improve its strong, flexible business structure and increase its trustworthiness through construction of a global management system, the Company registered its shares with the U.S. Securities and Exchange Commission (SEC) and listed its stock on the New York Stock Exchange on August 2, 2002.

With respect to its management organization, on April 1, 2003 the Company established a new Operations Control Division to be responsible for all corporate governance activities, and also created an Investor Relations Department to strengthen its IR activities.

The Company also created a Risk Management Committee as a cross-organization management group including group subsidiaries, which will focus on the establishment of compliance management by providing thorough risk control.

3.	OPERATING RESULTS AND FINANCIAL POSITION

1)	Operating results

(1)	Summary of operating results for this fiscal year

Despite improved corporate earnings and indications of an upturn in capital investment, during fiscal 2002 Japan’s economy remained in its prolonged slump. Japan’s long-term deflationary trend continued, with no signs of recovery in personal consumption because of downward pressures on employment levels and incomes. The stock market remained weak, and financial institutions continued to grapple with non-performing loans. Globally, the economic outlook became cloudier due to unstable international conditions, such as the U.S. economic downturn and international tensions over Iraq.

In NISSIN’s industry, concerns over the deterioration of operating results persisted. The industry was negatively affected by several factors. Foremost among these were the lack of consumer confidence, which resulted in rollovers of loans at maturity or early

Japanese GAAP
Consolidated Financial Statements

repayments, the worsening credit crunch as financial institutions accelerated their write-offs of non-performing loans, the continuing harsh environment for small and medium-sized firms, and the employment and income environment. The number of corporate and personal bankruptcies increased rapidly. Lenders found it difficult to increase their loans receivable balances because of fewer borrowers, and witnessed a jump in loan loss-related expenses.

Given this business environment, the Company focused its efforts on providing “total financial solutions” and realizing its loan business and alliance strategy centered on small business owners. At the same time, the Company took several steps to optimize its allocation of management resources. NISSIN completed an equity swap or stock sale to exclude Webcashing.com Co., Ltd. and Future Create Inc., former consolidated subsidiaries, from its consolidation scope. NISSIN also launched a joint venture with Shinsei Bank Ltd., called Shinsei Business Finance Co., Ltd., which is a new affiliate accounted for under the equity method.

To demonstrate its management soundness and transparency, improve its strong, flexible business structure and increase its credibility by constructing a global management system, the NISSIN registered with the U.S. Securities and Exchange Commission (SEC) and listed its stock on the New York Stock Exchange on August 2, 2002.

As a result of working aggressively to promote its integrated financial services while maintaining strict attention to credit risk management, NISSIN’s loans receivable balance at the end of this fiscal year was ¥175,123 million, up 13.7% from its loans receivable balance at the end of the prior fiscal year-end.

Consolidated operating revenues rose by 24.9% to ¥45,601 million. In addition to reflecting higher interest income generated by the growth of outstanding loan receivables, the increase in consolidated operating revenues reflected guarantee fees received from alliance partners Sanyo Club Co., Ltd. and Shinsei Business Finance Co., Ltd., and full-scale development of subsidiaries including with Nissin Servicer Co., Ltd.

The Company kept strict control of borrowing costs. Although the amount of total borrowings rose by 18.6% compared with the amount of total borrowings at the end of the prior fiscal year, on a non-consolidated basis NISSIN increased the percentage of its indirectly procured capital by 7.3% to 69.2%, and reduced the percentage of its directly procured capital by the same amount to 30.8%. In addition to the continuing loose monetary policy of the Bank of Japan, this change reflected efforts by NISSIN to negotiate improved borrowing terms and diversify its capital procurement methods, by using new alternatives such as issuance of commercial paper. As a result, borrowing costs edged up by 0.9% to ¥3,675 million.

The Company also reduced certain other operating expenses, including advertising expenses by ¥1,379 million to ¥458 million, a decrease of 75.0% from the advertising expense for the prior year, by discontinuing conventional advertising aimed at the general market and shifting to results-based compensation expenses, such as commissions paid to alliance partners. However, other operating expenses rose by 32.8% to ¥30,885 million, including ¥379 million in costs incurred to list NISSIN’s shares on the New York Stock Exchange, purchased loan costs of ¥2,146 million in the servicing business, up from ¥21 million in the prior fiscal year, and loan loss-related costs to ¥13,559 million, which increased by 62.7% from the loan loss-related costs for the prior fiscal year. As a result, total operating expenses increased by 28.5% to ¥34,560 million. As a result, consolidated operating income rose by 14.9% to ¥11,041 million.

Other income increased by 20.4% to ¥69 million. Other expenses were ¥396 million, 4.5% lower than the other expenses for the prior fiscal year. The bond issuance costs was ¥61 million, reflecting the diversification of capital procurement sources, while procurement expenses for asset backed commercial paper (“ABCP”) were ¥126 million, and the equity losses of affiliates was ¥121 million. As a result, consolidated ordinary income rose by 15.8% to ¥10,714 million.

Japanese GAAP
Consolidated Financial Statements

Total special income jumped by 173.4% from the special income for the prior fiscal year level to ¥220 million. This included a gain on sale of investment securities of ¥136 million, and a gain on sale of a consolidated subsidiary of ¥69 million related to the Webcashing.com Co., Ltd. equity swap.

Total special expenses included impairment of property and equipment related to planned sales of real estate of ¥357 million, a loss on sale of investment securities of ¥396 million as a result of Japan’s stock market slump, impairment of investment securities of ¥628 million and impairment of equity interest in affiliates of ¥224 million. The total special expenses increased by 125.6% from the total special expenses for the prior year level to ¥1,761 million.

As a result of the above activities, net income for this fiscal year rose to ¥5,209 million, an 8.1% increase.

On a non-consolidated basis for this fiscal year, operating revenue increased by 13.7% to ¥41,381 million, operating income increased by 7.6% to ¥10,463 million, ordinary income increased by 9.3% to ¥10,304 million and net income decreased slightly by 0.7% to ¥4,945 million.

A summary of the general conditions in each of the Company’s business segments is provided below.

I.	Integrated financial services

In April 2002, the Company established its Kurume branch and also abolished its Webcashing Centers in eastern and western Japan. This step was taken to improve productivity and enhance customer service, by decentralizing the Company’s management capability to reduce distance with the customers in handling applications through Webcashing.com. From the standpoint of credit risk management, the Company also focused its efforts on controlling unsecured loans without guarantors and promoting loans with guarantors based on its alliance strategy, in response to the increase in corporate and personal bankruptcies.

The Company strengthened its core loan business, including for small business owners, and focused its efforts on developing services to support business owners, including:

i. Joint loan business for small business owners, offered through a business alliance with the Sanyo Electric Credit Co., Ltd. group, a leasing company.

ii. Joint loan business for small business owners through Shinsei Business Finance Co., Ltd., a joint venture with Shinsei Bank Co., Ltd.

In addition, based on an agency agreement with our joint venture firm Shinsei Business Finance Co., Ltd., in April 2003, thirty NISSIN branch offices began marketing Shinsei Business Finance products to cultivate new customers.

NISSIN terminated its business alliance with Marufuku Co., Ltd. for customer mediation activities, following the purchase of that company’s loan receivables by Citigroup. To provide a sales channel for NISSIN’s Wide Loans, however, in July 2002 we began a new business tie-up with Wide Co., Ltd. to offer customer mediation services.

As a result of these activities, the total number of total loan accounts decreased by 3.9% to 180,087 accounts, and the amount of total loan receivables grew by 13.7% to ¥175,123 million. The details by loans products are as follows:

Japanese GAAP
Consolidated Financial Statements

•	the number of consumer loan accounts decreased by 14.9% to 106,731 and the loan receivables balance fell by 11.4% to ¥40,938 million.

•	the number of Business Timely loan accounts increased by 9.6% to 14,511 and the loans receivable balance grew by 7.9% to ¥17,302 million.

•	the number of small business owner loan accounts increased by 34.3% to 22,826 accounts, and the small business owner loan receivables balance grew by 44.4% to ¥52,651 million.

•	the Company’s Wide Loan accounts increased by 13.5% to 35,705 accounts, with a loan receivables balance of ¥62,767 million, up 16.2% from the loans receivables balance at the end of the prior fiscal year.

II.	Support services for business owners

At Future Create Inc., which provides integrated support services to meet the diversified needs of small business owners, operating revenues were ¥1,267 million, ordinary income was ¥148 million and net income was ¥29 million. These results reflected the growth in alliance leases and lease-back transactions, as well as the new development of Future Create’s directly managed restaurant operations.

Because of management strategy differences, NISSIN sold a portion of the stock it held in Future Create on March 11, 2003 and excluded that company from its consolidated subsidiaries. Nevertheless, for this fiscal year, Future Create’s operating results are reflected in the Company’s consolidated operating results. Both companies intend to continue their business tie-up in the future.

III.	Servicing of non-performing debts

Nissin Servicer Co., Ltd., which manages a servicer business by utilizing the credit management expertise cultivated by NISSIN, continued to achieve good operating results by purchasing and collecting loan receivables. At the end of this fiscal year, the purchased loan receivables balance was ¥3,077 million. The Company generated from its servicer business operating income of ¥2,858 million, ordinary income of ¥309 million and net income of ¥208 million.

(2)	Operating results outlook and assumptions for the next fiscal year

Despite the quick conclusion of war in Iraq, the future of Japan’s economy and the global economy remains uncertain. In the Company’s business, there remain concerns regarding an increase in corporate and personal bankruptcies because of Japan’s protracted business slump, and the difficulty on the business environment is anticipated to increase further.

Given the current environment, the Company will focus its efforts on expanding business operations, improving asset (loans receivable) quality and maximizing corporate and shareholder value, by continuing to provide total financial solutions built around our alliance strategy.

The Company’s main assumptions concerning operating results for the next fiscal year are:

I.	An increase in loans with guarantors (small business owner loans and Wide Loans) as a percentage of business assets (loans receivable)

II.	No change in the low interest rate capital procurement environment as Japan’s loose monetary policy continues

Japanese GAAP
Consolidated Financial Statements

Based on the above assumptions, the Company projects consolidated operating revenues of ¥47,112 million, consolidated operating income of ¥11,587 million, consolidated ordinary income of ¥11,354 million and consolidated net income of ¥6,174 million.

On a non-consolidated basis, NISSIN projects operating revenues of ¥44,167 million, operating income of ¥11,072 million, ordinary income of ¥10,914 million and net income of ¥6,042 million.

To calculate the forecasts indicated above, management has assumed annual interest rates of 24.09% or less on loans with guarantors (small business owner loans and Wide Loans), NISSIN’s leading products. For the other products, NISSIN assumed annual interest rates of 27.01% or less on unsecured loans without guarantors (consumer loans, Business Timely), and 29.20% or less on other loans. The June 2000 revision of the Capital Subscription Law reduced the maximum annual interest rate on loans from 40.004% to 29.20%, however, and stipulated that a review of the rate would be conducted after three years, after taking into consideration factors such as the future financial trend. In the event the maximum annual interest rates on loans are further reduced in the future, NISSIN’s projected operating results may be affected.

2)	Financial position

(1)	Assets, liabilities and shareholders’ equity

Total assets at the end of this fiscal year were ¥203,714 million, an increase of ¥25,880 million compared to the total assets at the end of the prior fiscal year. This growth was mainly due to the result of a 13.7% increase in loans receivable to ¥175,123 million. This growth was accompanied by an 18.6% increase in the Company’s borrowings to ¥154,194 million. In light of the economic situation during the past year, the Company increased its allowance for loan losses by 35.4% to ¥11,960 million.

Shareholders’ equity rose slightly by 4.0% to ¥44,905 million. Although consolidated net income increased by 8.1% to ¥5,209 million, this was offset by an increase in treasury stock, which rose from ¥347 million at the end of the prior fiscal year to ¥2,816 million, as a result of the Company’s acquisition of treasury stock based on Article 210 of the Commercial Code. As a result, the shareholders’ equity ratio for this fiscal year was 22.0%, 2.3% points lower than the shareholders’ equity ratio at the end of the prior fiscal year.

(2)	Cash flows

Cash and cash equivalents (referred to below as “cash”) increased by ¥6,496 million, to ¥23,612 million at the end of this fiscal year. Although the Company used cash to increase loans receivable through aggressive business promotion, the year-end balance increased because the Company diversified its capital procurement channels, including the expansion of indirect procurement at capital and issuance of commercial paper.

(Cash flows from operating activities)

Net cash used in operating activities during this fiscal year was ¥14,347 million, compared to ¥20,396 million in the prior fiscal year. Net cash used in operating activities for this fiscal year primarily reflected income before income taxes of ¥9,173 million, an increase of ¥616 million from the income before income taxes for the prior fiscal year, loan loss-related expenses of ¥13,559 million, up ¥5,227 million from the loan loss-related expenses for the prior fiscal year, ¥2,146 million in other operating income from the collection of purchased loans receivable, up ¥2,124 million from that for the prior fiscal year, and a net increase in loans receivable

Japanese GAAP
Consolidated Financial Statements

of ¥32,016 million, ¥1,782 million less than the loans receivable for the prior fiscal year.

(Cash flows from investing activities)

Net cash used in investing activities during this fiscal year was ¥1,462 million, compared to ¥287 million of cash provided by investing activities for the prior fiscal year. Net cash used in investing activities for this fiscal year mainly reflected the Webcashing.com Co., Ltd. equity swap and the decrease in subsidiary capital as a result of the sale of shares of Future Create Inc., and the increase of intangible fixed assets resulting from development of new system infrastructures.

(Cash flows from financing activities)

Net cash provided by financing activities during this fiscal year was ¥22,306 million, compared to the cash provided by financing activities of ¥11,384 million in the prior fiscal year. Net cash provided by financing activities for this fiscal year mainly reflected a net increase in long-term borrowing of ¥24,731 million, a net increase in capital procured through ABCP of ¥3,297 million, a net increase of ¥2,400 million from the issuance of commercial paper, a net decrease of ¥8,061 million for redemption of corporate bonds, all of which combined to offset a decrease of ¥2,467 million for the acquisition of treasury stock.

(3)	The trend of financial data:

	As of /For the Years Ended March 31,

	2001	2002	2003

Shareholders’ equity ratio (%)	24.1	24.3	22.0
Shareholders’ equity ratio (on market value base, %)	42.6	30.6	30.1
Maturity of borrowings (year)	10.5	9.4	7.6
Interest coverage ratio (x)	3.2	4.0	5.4

Shareholders’ equity ratio: shareholders’ equity / total assets
Shareholders’ equity ratio (on market value base): total market value (in year end market price) / total assets
Maturity of borrowings: interest-bearing debt / operating cash flows
Interest Coverage Ratio: operating cash flows / interest paid

Notes:	1.	Ratios presented above are calculated based on consolidated financial results.
	2.	Operating cash flows are cash flows from operating activities presented in consolidated statements of cash flows except for the amount of loan originations and collections.
	3.	Interest-bearing debts are total debts with interest presented on consolidated balance sheets. The amount of interest payments is calculated based on interest paid presented in consolidated statements of cash flows.

Japanese GAAP
Consolidated Financial Statements

Statements About Future Projections

This document contains forward-looking statements concerning the Company’s intentions, belief, current and future projections, and the management’s intention, beliefs, current and future projections concerning consolidated and non-consolidated business performances and financial conditions. All of these statements about the future represent our estimates based on information available at this time. Therefore, these statements do not guarantee any future results but involve potential risks and uncertainties, and that because of various factors, actual results may differ significantly from the statements about future projections. Potential risks and uncertainties that could cause our actual results to differ materially from our expectations include, among other things:

•	the effect of weak domestic economic conditions, including changes in personal bankruptcy rates;

•	competition from large consumer finance companies and other financial institutions;

•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms;

•	potential changes to legislation, including restrictions on interest rates, to regulations for the moneylending business and to government policy, including Japan’s monetary policy;

•	our exposure to negative publicity for the consumer or business finance industries generally or us specifically;

•	our ability to pursue and maintain profitable joint ventures and strategic alliances; and

•	reliability of information or technological systems and networks.

Our expectations expressed in these forward-looking statements may not turn out to be correct, and our actual results could materially differ from and be worse than our expectations.

Japanese GAAP
Consolidated Financial Statements

4.	CONSOLIDATED FINANCIAL STATEMENTS

1)	Consolidated Balance Sheets

	March 31,

	2002		2003

		% of		% of	Change in
	Amount	Total	Amount	Total	Amount

		(in millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥17,116		¥23,612		¥6,496
Notes and loans receivable (Notes 1,2,6 and 7)	154,022		175,123		21,101
Purchased loans receivable	382		3,077		2,695
Bills receivable and accounts receivable	77		—		(77)
Deferred tax assets	716		1,547		831
Other	2,112		1,869		(243)
Allowance for loan losses	(7,297)		(9,949)		(2,652)

Total Current Assets	167,129	94.0	195,280	95.9	28,151
Fixed Assets:
Tangible fixed assets
Buildings and structures (Note 1)	1,484		1,349
Accumulated depreciation	759		777

	725		572		(152)

Vehicles	2		—
Accumulated depreciation	0		—

	2		—		(2)

Equipment	476		436
Accumulated depreciation	283		275

	192		161		(31)

Land (Note 1)	1,388		1,092		(296)

Total tangible fixed assets	2,309	1.3	1,825	0.9	(483)
Intangible fixed assets
Consolidation account adjustment	4		—		(4)
Other	177		617		439

Total intangible fixed assets	181	0.1	617	0.3	435
Investment and other assets
Investment securities (Notes 1 and 3)	4,216		3,082		(1,133)
Bankrupt and delinquent loans receivable (Note 6)	2,050		2,628		577
Deferred tax assets	792		1,052		260
Other (Note 1)	2,688		1,238		(1,450)
Allowance for loan losses	(1,534)		(2,010)		(475)

Total investment and other assets	8,214	4.6	5,991	2.9	(2,222)

Total Fixed Assets	10,705	6.0	8,434	4.1	(2,270)
Total Assets	¥177,834	100.0	¥203,714	100.0	¥25,880

(Continued)

Japanese GAAP
Consolidated Financial Statements

(Continued)

	March 31,

	2002		2003

		% of		% of	Change in
	Amount	Total	Amount	Total	Amount

		(in millions except percentages)
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term borrowings (Note 1)	¥1,400		¥3,200		¥1,800
Current portion of long-term borrowings (Note 1)	35,348		49,984		14,636
Current portion of bonds	13,000		5,000		(8,000)
Commercial paper	—		2,400		2,400
Accrued income taxes	2,104		2,925		820
Accrued bonus	254		88		(166)
Allowance for losses on guarantee transactions	—		9		9
Other	1,583		1,179		(403)

Total Current Liabilities	53,690	30.2	64,786	31.8	11,096
Long-term Liabilities:
Bonds	26,500		26,500		—
Convertible bond	10,000		10,000		—
Long-term borrowings (Note 1)	43,810		53,536		9,725
Asset backed commercial paper (Note 1)	—		3,574		3,574
Accrued retirement benefits
—directors and statutory auditors	372		335		(36)
Other	121		76		(45)

Total Long-term Liabilities	80,803	45.4	94,022	46.2	13,218

Total Liabilities	134,494	75.6	158,809	78.0	24,314
Minority Interests:
Minority interests	147	0.1	—	—	(147)
Shareholders’ Equity (Before change of rule):
Common stock	6,610	3.7	—	—	—
Additional paid-in capital	8,933	5.0	—	—	—
Consolidated retained earnings	28,091	15.8	—	—	—
Unrealized losses on investment securities	(95)	(0.0)	—	—	—

	43,539	24.5	—	—	—
Treasury stock	(347)	(0.2)	—	—	—

Total Shareholders’ Equity	43,191	24.3	—	—
Shareholders’ Equity (After change of rule):
Common stock	—	—	6,610	3.2	—
Additional paid-in capital	—	—	8,934	4.4	—
Consolidated retained earnings	—	—	32,416	15.9	—
Unrealized losses on investment securities	—	—	(239)	(0.1)	—
Treasury stock (Note 5)	—	—	(2,816)	(1.4)	—

Total Shareholders’ Equity	—	—	44,905	22.0	—

Total Liabilities and Shareholders’ Equity	¥177,834	100.0	¥203,714	100.0	¥25,880

Japanese GAAP
Consolidated Financial Statements

2)	Consolidated Statements of Income

	Years Ended March 31,

	2002		2003		Change

	Amount	Percentages	Amount	Percentages	Amount	Percentages

			(in millions except percentages)
Operating revenues:
Interest income from loans receivable	¥34,343		¥39,073
Other financial income	4		0
Other operating income	2,167		6,528

Total operating revenues	36,515	100.0	45,601	100.0	¥9,086	24.9
Operating expenses:
Financial costs	3,641		3,675
Other operating expenses (Note 1)	23,260		30,885

Total operating expenses	26,901	73.7	34,560	75.8	7,658	28.5

Operating income	9,613	26.3	11,041	24.2	1,427	14.9
Other income:
Interest income from securities	0		0
Interest and dividends	34		28
Dividends from insurance	—		14
Option premium	8		—
Other	14		26

Total other income	58	0.2	69	0.2	11	20.4
Other expenses:
Interest expense on borrowings (other usage)	16		20
Stock issuance costs	35		24
Bond issuance costs	282		61
ABCP issuance costs	—		126
Equity losses on affiliates	60		121
Other	19		40

Total other expenses	414	1.1	396	0.9	(18)	(4.5)

Ordinary income	9,256	25.4	10,714	23.5	1,458	15.8
Special income:
Gain on sale of property and equipment (Note 2)	43		11
Gain on sale of investment securities	17		136
Gain on sale of equity interest in a subsidiary	—		69
Reversal of retirement benefits	19		—
Other	0		2

Total special income	80	0.2	220	0.5	139	173.4
Special expenses:
Loss on sale of property and equipment (Note 3)	273		16
Loss on disposal of property and equipment (Note 4)	86		45
Impairment of property and equipment (Note 5)	—		357
Loss on sale of investment securities	56		396
Impairment of investment securities	294		628
Impairment of equity interest in an affiliate	—		224
Loss on sale of equity interest in a subsidiary	—		6
Other	69		84

Total special expenses	780	2.2	1,761	3.9	980	125.6

Income before income taxes	8,556	23.4	9,173	20.1	616	7.2
Income taxes:
Current	4,030		5,089
Deferred	(291)		(1,141)

	3,738	10.2	3,948	8.7	209	5.6
Minority interests	0	0.0	15	0.0	14	—

Net income	¥4,817	13.2	¥5,209	11.4	¥392	8.1

Japanese GAAP
Consolidated Financial Statements

3)	Consolidated Statements of Retained Earnings

	Years Ended March 31,

			Change in
	2002	2003	Amount

	(in millions except percentages)
(Before change of presentation rule)
Retained earnings at beginning of year	¥24,130	¥—	¥—
Allocation of retained earnings:
Cash dividends	795	—	—
Directors’ and statutory auditors’ bonus	61	—	—
(Statutory auditors’ bonus)	(6)	(—)	(—)

	856	—	—
Net income	4,817	—	—

Retained earnings at end of year	¥28,091	¥—	¥—

(After change of presentation rule)
Additional paid-in capital:
General additional paid-in capital at beginning of year	¥—	¥8,933	¥—
Increase of additional paid-in capital
Gain on sale of treasury stock	—	0	—

	—	0	—
Decrease of additional-paid-in-capital	—	—	—

Additional paid-in capital at end of year	—	8,934	—
Retained earnings:
Consolidated retained earnings at beginning of year	—	28,091	—
Increase of retained earnings:
Net income	—	5,209	—

	—	5,209	—
Allocation of retained earnings:
Cash dividends	—	832	—
Directors’ and statutory auditors’ bonus	—	48	—
Decrease in consolidated subsidiaries	—	3	—

	—	884	—

Retained earnings at end of year	¥—	¥32,416	¥—

Japanese GAAP
Consolidated Financial Statements

4)	Consolidated Statements of Cash Flows

	Years Ended March 31,

	2002	2003	Change

	Amount	Amount	Amount	Percentages

		(in millions)
Operating activities
Income before income taxes	¥8,556	¥9,173	¥616
Depreciation and amortization	131	193	62
Amortization of consolidation account adjustment	0	4	3
Provision for loans losses	1,349	3,209	1,859
Provision for retirement benefits (employee)	(19)	—	19
Provision for retirement benefits (directors’)	(1)	(20)	(19)
Accrued bonuses	37	(157)	(194)
Interest income on deposits and dividends	(39)	(28)	10
Financial costs	3,658	3,695	37
Gain on sale of property and equipment	(43)	(11)	31
Loss on sale of property and equipment	273	16	(257)
Loss on disposal of property and equipment	63	37	(26)
Impairment of property and equipment	—	357	357
Gain on sale of investment securities	(17)	(136)	(118)
Gain on sale of a consolidated subsidiary	—	(69)	(69)
Losses on sale of investment securities	56	396	339
Loss on sale of a consolidated subsidiary	—	6	6
Impairment of investment securities	294	628	333
Impairment of an affiliate	—	224	224
Charge-offs of loans receivable	6,982	10,350	3,367
Interest receivable	(236)	(44)	191
Advanced interest received	(0)	0	0
Directors’ bonuses	(61)	(48)	13
Other	225	494	269

Sub-total	21,211	28,271	7,060	33.3
Interest on deposits and dividends received	36	34	(2)
Interest paid	(3,474)	(3,751)	(276)
Income taxes paid	(3,989)	(4,168)	(179)

Sub-total	13,783	20,385	6,601	47.9
Loan originations	(99,927)	(108,633)	(8,705)
Collections of loans receivable	66,128	76,616	10,487
Loans purchased	(403)	(4,854)	(4,450)
Collections of purchased loan	21	2,146	2,124
Payments for loans factored	—	(70)	(70)
Collections of loans factored	—	61	61

Net cash used in operating activities	(20,396)	(14,347)	6,049	29.7

Investing activities
Purchases of property and equipment	(81)	(521)	(440)
Proceeds from sales of property and equipment	648	43	(605)
Purchases of intangible assets	(39)	(491)	(452)
Proceeds from sales of intangible assets	69	4	(65)
Purchases of investment securities	(1,049)	(1,070)	(21)
Proceeds from sales of investment securities	752	1,057	304
Acquisition of minority interest	(7)	(2)	5
Cash decreased upon exclusion of consolidated subsidiaries	—	(215)	(215)
Cash obtained upon acquisition of a consolidated subsidiary	73	—	(73)
Other	(80)	(266)	(185)

Net cash provided by (used in) investing activities	¥287	¥(1,462)	¥(1,750)	(609.2)

(Continued)

Japanese GAAP
Consolidated Financial Statements

(Continued)

	Years Ended March 31,

	2002	2003	Change

	Amount	Amount	Amount	Percentages

		(in millions)
Financing activities
Proceeds from short-term borrowings	¥1,500	¥8,095	¥6,595
Repayment of short-term borrowings	(1,840)	(6,269)	(4,429)
Proceeds from commercial paper	—	8,600	8,600
Repayment of commercial paper	—	(6,200)	(6,200)
Proceeds from long-term borrowings	42,314	72,440	30,126
Repayment of long-term borrowings	(40,695)	(47,708)	(7,013)
Proceeds from bonds	1,587	4,938	3,350
Repayment of bonds	(980)	(13,000)	(12,020)
Proceeds from convertible bond	9,761	—	(9,761)
Proceeds from issuance of asset backed commercial paper	—	4,719	4,719
Repayment of asset backed commercial paper	—	(1,421)	(1,421)
Increase of restricted deposit	—	(155)	(155)
Decrease of restricted deposit	—	1,582	1,582
Proceeds from exercise of stock warrants	886	—	(886)
Dividends paid	(795)	(831)	(35)
Purchases of treasury stock	(351)	(2,487)	(2,136)
Sales of treasury stock	4	19	15
Other	(7)	(13)	(5)

Net cash provided by financing activities	11,384	22,306	10,922	95.9

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—

Net (decrease) increase in cash and cash equivalents	(8,725)	6,496	15,221	(174.5)
Cash and cash equivalents at beginning of year	25,841	17,116	(8,725)	(33.8)

Cash and cash equivalents at end of year	¥17,116	¥23,612	¥6,496	38.0

Japanese GAAP
Consolidated Financial Statements

5)	Significant Items Relating to the Preparation of Consolidated Financial Statements

(1)	Scope of Consolidation

All subsidiaries are consolidated.

I.	Number of consolidated subsidiaries:	3 companies

II.	Names of consolidated subsidiaries:	Nissin Servicer Co., Ltd., Big Apple Co., Ltd. and Shiq Consulting Co., Ltd.

In addition, Webcashing.com Co., Ltd. was excluded from the consolidated subsidiaries as a result of an equity exchange, and became a wholly owned subsidiary of i-cf, Inc. Future Create Inc. was also excluded from the consolidated subsidiaries because NISSIN sold a portion of its interests.

(2)	Application of the Equity Method

I.	Number of affiliates under the equity method:	5 companies

	Names of affiliates under the equity method:	Ascot Co., Ltd., Swan Credit Co., Ltd., BB Net Corp., i-cf, Inc. and Shinsei Business Finance Co., Ltd.

In addition, April 1, 2002 was deemed as the acquisition date of BB Net Corp. October 1, 2002 was deemed as the acquisition dates of i-cf, Inc. and Shinsei Business Finance Co., Ltd.

II.	The balance sheet date of an affiliate, BB Net Corp., is different from that of the Company’s consolidated financial statements. The Company’s consolidated financial statements hereof are prepared by using BB Net Corp.’s financial statements for the year ended July 31, 2002 and for the six months ended January 31, 2003.

(3)	Balance Sheet Dates of Consolidated Subsidiaries

The balance sheet dates of subsidiaries are the same as the Company’s consolidated balance sheet date.

In addition, the balance sheet date of Future Create Inc., which was excluded from consolidation, is February 28. The Company’s consolidated financial statements hereof are prepared by using financial statements as of this balance sheet date, and significant transactions that occurred between the balance sheet date of the subsidiary and the consolidated balance sheet date are taken into account for consolidation purposes.

(4)	Significant Accounting Policies

I.	Valuation and Computation of Assets

Investment securities

Other securities:

Marketable securities

Market value is determined by the market price at period end

            (Marketable securities are carried at market value with unrealized gains and losses.
        The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’
        equity. Cost of securities sold is computed using the moving average method.)

Private equity securities

Cost method, cost being determined by the moving average method

Japanese GAAP
Consolidated Financial Statements

II.	Depreciation of Fixed Assets

i. Tangible fixed assets

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed using the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of the newly acquired buildings is computed using the straight-line method.

ii. Intangible fixed assets

Software costs are amortized using the straight-line method over 5 years, which is the estimated useful life.

iii. Long-term prepaid expense

Long-term prepaid expenses are amortized using the straight-line method.

III.	Allowance for Loan Losses and Accrued Expenses

i. Allowance for loan losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to provide for the amount of loan losses calculated by applying a percentage based on collection experience in the past to the general loans, plus individually estimated uncollectible amount to doubtful loans.

ii. Accrued bonus

Accrued bonus is provided for the payment of employees’ bonus based on estimated amounts of future payments attributed to the corresponding period.

iii. Allowance for guarantee losses

The allowance for guarantee losses is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guaranteed transaction.

iv. Accrued retirement benefits-directors and statutory auditors

Accrued retirement benefits of the Company’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. This amount is determined in accordance with the Company’s internal rules.

IV.	Accounting for Lease Transactions

Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

Japanese GAAP
Consolidated Financial Statements

V.	Other Significant Accounting Policies for the Preparation of Consolidated Financial Statements

i. Interest income from loans receivable
Interest income from loans receivable is recognized on an accrual basis. However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

ii. Accounting treatment of consumption taxes
Consumption taxes are excluded from transaction amounts. Consumption taxes not subject to the exclusion are treated as expense for the fiscal period.

iii. Accounting standard for treasury stock and reversal of additional paid-in capital and legal reserve, etc.

On February 21, 2002, Accounting Standards Board of Japan (“ASBJ”) issued Accounting Standards (“AS”) No.1, “Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc”, which came into effect on April 1, 2002. The adoption of AS No. 1 did not have a material effect on Company’s consolidated financial position and results of operations.

Effective this fiscal year, Consolidated Statement of Retained Earnings and Shareholders’ Equity section in Consolidated Balance Sheet were prepared in accordance with the amended “Regulations for Consolidated Financial Statements”.

(5)	Evaluation of Assets and Liabilities of Consolidated Subsidiaries

The fair market value method is used to reflect the acquisitions of consolidated subsidiaries.

(6)	Amortization of Consolidation Account Adjustments

Consolidation account adjustments are amortized with the straight-line method (5 years) except that adjustments that are considered immaterial are subject to one time amortization.

(7)	Appropriation of Earnings

Appropriation of earnings and loss disposition are recognized for the fiscal year in which they are finalized.

(8)	Cash and Cash Equivalents Stated in Consolidated Statements of Cash Flows

Cash and cash equivalents include cash on hand, highly liquid deposits at banks and short-term investments with negligible risk of fluctuation in value and maturities of three months or less.

Japanese GAAP
Consolidated Financial Statements

6)	Changes in Presentation

(Consolidated Statements of Income)

“Dividends from insurance”, which were included in “Other” in “Other income” in the prior fiscal year, are classified separately from this fiscal year, as the amount of “Dividends from insurance” became more than one-tenth of the total of “Other income”. The amount of “Dividends from insurance” for the prior fiscal year was ¥1 million.

7)	Notes to Consolidated Financial Statements

(Consolidated Balance Sheets)

Note 1.	Assets pledged for short and long-term borrowings as collateral at March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Notes and loans receivable	¥47,601	¥38,858
Buildings and structures	360	377
Land	262	262
Investment securities	145	33
Investments and other assets (Other)	36	30

Total	¥48,405	¥39,563

Corresponding borrowings secured by the above collateral at March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Short-term borrowings	¥600	¥3,100
Current portion of long-term borrowings	25,532	19,732
Long-term borrowings	19,377	14,310

Total	¥45,509	¥37,142

Notes and loans receivable, other than above, that will be transferred pursuant to forward contracts and the corresponding long-term borrowings including current portion at March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Notes and loans receivable	¥4,888	¥9,096
Long-term borrowings	4,788	8,075
Current portion	1,978	4,355

Deposits as pledges for swap agreement at March 31, 2002 and 2003 are as follow:

	March 31,

	2002	2003

	(in millions)
Investments and other assets (other)	¥43	¥—

Japanese GAAP
Consolidated Financial Statements

In addition, in this fiscal year, notes and loans receivable in the amount of ¥4,573 million were entrusted to a trust bank through true sale under Japanese law. In order to raise funds, the Company sold its senior beneficiary interest in those notes and loans receivable in trust in the amount of ¥3,574 million in this fiscal year to a third party through true sale under Japanese law. Since the Company reserves an option to repurchase the senior beneficiary interest, the Company does not recognize the extinguishment of the aforementioned interest in the financial statements herein, and the Company does not control any entrusted loan nor senior beneficiary interests other than those discussed in this note. In addition, proceeds from the transfer are recognized as an asset backed commercial paper liability related to the interest.

Note 2.	Unsecured consumer loans included in loans receivable at March 31, 2002 and 2003 are ¥46,179 million and ¥40,938 million, respectively.

Note 3.	Investment in affiliates

	March 31,

	2002	2003

	(in millions)
Investment securities	¥259	¥852

Note 4.	Commitments and contingencies

	March 31,

	2002	2003

	(in millions)
Guarantees for loans outstanding of other alliance companies	¥ —	¥1,504
Guarantees for lease payments	377	—

Note 5.	Treasury stock

The number of issued shares of common stock and treasury stock held by the Company at March 31, 2003 are 66,312 thousand shares and 3,082 thousand shares, respectively.

Note 6.	Bankrupt and delinquent loans receivable

According to the requirement of the Nonbank Bond Issuing Law, loans receivable and long-term loans receivable are classified as follows:

	March 31,

	2002	2003

	(in millions)
(1) Bankrupt loans receivable	¥ 529	¥ 619
(2) Delinquent loans receivable	1,521	2,010
(3) Delinquent loans receivable (three months or more)	—	—
(4) Restructured loans receivable	7,570	10,929

Total	¥9,621	¥13,560

Notes:	(1)	“Bankrupt loans receivable”, for which unreceived interest is not accrued, are loans delinquent for a considerable period of time and for which the principal or interest on such loans is unlikely to be recovered due to the occurrence of events defined in Japanese Corporation Tax Law (Government Ordinance No. 97, 1965), Regulation 96-1(3) and Regulation 96-1(4).
	(2)	“Delinquent loans receivable” are loans receivable for which unreceived interest is not accrued due to customers’ delinquency, excluding loans receivables mentioned in (1), (4).
	(3)	“Delinquent loans receivable (three months or more)” are loans receivable for which the payments of principal and interest have been delayed for three months or more, excluding loans receivables mentioned in (1), (2).

Japanese GAAP
Consolidated Financial Statements

(4)	“Restructured loans receivable” are loans receivable for which the Company reached an agreement with the debtors about the favorable treatments such as a reduction and exemption of the interest, grace of principal and interest payments, desertion of receivables and others in order to reorganize the borrowing company and support their financial conditions, excluding loans receivables mentioned in (1), (2), (3).

Note 7.	The balance of loans outstanding under revolving contract included in loans receivable at March 31, 2002 and 2003 is as follows:

	March 31,

	2002	2003

	(in millions)
Loans outstanding under revolving contract	¥62,214	¥58,240

Under the terms and conditions of the Company’s revolving credit line agreements, the Company may, but is not committed to, lend funds to customers. The Company reviews credit lines based on account usage and customer creditworthiness.

The Company’s unfunded credit lines at March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Unfunded credit lines with loans outstanding	¥8,462	¥7,222
Unfunded credit lines without any loans outstanding	29,042	28,705

Total	¥37,504	¥35,927

A certain portion of revolving agreements lapses without ever being used. Therefore, the amount of unfunded credit line will not necessarily affect future cash flows of the Company.

Under these agreements, the Company also may discontinue or reduce the credit lines of customers based on the deterioration of their credit status and other any other substantial reason. In addition, the Company will examine the agreements regularly in order to take measures in the terms of credit conservation.

(Consolidated Statements of Income)

Note 1.	Significant components items of other operating expenses for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Other operating expenses:
Costs of purchased loans	¥21	¥2,146
Costs of real estate lease and other	60	576
Advertising expenses	1,838	458
Loan charge-offs	228	2,091
Provision for loan losses	8,103	11,467
Provision for losses on guarantee transactions	—	51
Salaries for directors and statutory auditors	194	230
Salaries for employees	4,542	5,152
Bonuses	726	930
Provision for bonuses	254	97
Retirement benefit	84	—
Depreciation and amortization	120	130
Taxes and duties	511	515
Lease and rental expenses	2,126	2,090
Commission fee	858	697

Japanese GAAP
Consolidated Financial Statements

Note 2.	Details of gain on sale of property and equipment for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Gain on sale of property and equipment:
Buildings and structures	¥2	¥1
Equipment	0	0
Land	40	9

Total	43	11

Note 3.	Details of loss on sale of property and equipment for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Loss on sale of property and equipment:
Buildings and structures	¥19	¥16
Equipment	—	0
Land	254	—

Total	¥273	¥16

Note 4.	Details of loss on disposal of property and equipment for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Loss on disposal of property and equipment:
Buildings and structures	¥73	¥33
Equipment	12	11

Total	¥86	¥45

Note 5.	Details of impairment of property and equipment for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Impairment of property and equipment:
Buildings and structures	¥—	¥73
Equipment	—	0
Land	—	284

Total	¥—	¥357

Japanese GAAP
Consolidated Financial Statements

(Consolidated Statements of Cash Flows)

Note 1.	Cash and cash equivalents consist of cash and deposits, and the balances at March 31, 2002 and 2003 are as follow:

	March 31,

	2002	2003

	(in millions)
Cash and deposits	¥17,116	¥23,612

Cash and cash equivalents	17,116	23,612

Note 2.	Details of the assets and liabilities of newly acquired Future Create Inc., which has been included in consolidated balance sheet at the end of the prior fiscal year, are as follows:

As of February 28, 2002

(in millions)
Current assets	¥331
Fixed assets	90
Consolidation adjustment account	4
Current liabilities	(113)
Long-term liabilities	(10)
Minority interests	(145)

Equity acquisition cost	157
Cash and cash equivalents	(231)

Cash obtained upon acquisition of consolidated subsidiary	73

Details of the assets and liabilities of Future Create Inc., which has been excluded from consolidated balance sheet at the end of this fiscal year, are as follows:

As of February 28, 2003

(in millions)
Current assets	¥534
Fixed assets	798

Total assets	1,332

Current liabilities	589

Long-term liabilities	414

Total liabilities	1,004

Japanese GAAP
Consolidated Financial Statements

(Subsequent Events)

(April 1, 2001 ~ March 31, 2002)

1.	On November 12, 2001, the Board of Directors’ meeting approved a stock split resolution.

1) Stock split method:	Two-for-one stock split for all shares owned by the shareholders registered as of March 31, 2002

2) Type of newly issued shares subject to the stock split:	Common stock

3) Increase in the number of shares due to the stock split:	33,156,014 shares

4) Stock split date:	May 21, 2002

5) Dividend paid for the year from:	April 1, 2002

2.	On May 13, 2002, the Board of Directors’ meeting, and subsequently the Annual Shareholders’ Meeting held on June 22, 2002, approved a special resolution on issuance of new stock subscription rights for incentive purposes as described below, based upon the provisions of Article 280-20 and Article 280-21 of the Commercial Code.

The purpose of the issuance of stock options is to further increase the desire and motivation of individuals to improve operating results, as well as to attract and retain superior human resources.

1) Grant for:	Generally directors, statutory auditors, employees or advisors of the Company and or temporary staff of the Company with tenure of over one year at the time the new stock subscription rights are issued.

2) Description of share:	Common stock

3) Number of common stock:	Up to maximum total of 1,500,000 shares

4) Amount to be paid in upon stock option exercise:	The amount to be paid upon the exercise of a stock option shall be an amount obtained by multiplying the closing price of a share of common stock of the Company on the Tokyo Stock Exchange on the day immediately before the approval date by 1.10 and the number of shares to be issued or transferred upon exercise of each new share subscription right, with any fraction of one yen rounded up to the nearest yen; provided, however, that the paid-in amount shall not fall below an amount obtained by multiplying the closing price of a share of common stock of the Company on the Tokyo Stock Exchange on the issue date of the stock option by the number of shares to be issued or transferred upon exercise of each stock option unit.

5) Exercise period:	Until three years from the first day of the month following the month of the approval date.

(April 1, 2002 ~ March 31, 2003)

1.	On March 10, 2003, the Board of Directors’ meeting approved a stock split resolution.

1) Stock split method:	Two-for-one stock split for all shares owned by the shareholders registered as of March 31, 2003

2) Type of newly issued shares subject to the stock split:	Common stock

3) Increase in the number of shares due to the stock split:	66,312,028 shares

4) Stock split date:	May 20, 2003

5) Dividend paid for the year from:	April 1, 2003

Japanese GAAP
Consolidated Financial Statements

Per share data adjusted for the stock split mentioned above are as follows:

	Years Ended March 31,

	2002	2003

	(in yen)
Shareholders’ equity per share	¥327.29	¥354.49
Net income per share:
Basic	36.17	39.82
Diluted	36.17	—

The diluted net income per share for the years ended March 31, 2003 was not stated as there was no dilution effect on this fiscal year.

8)	Segment Information

The segment information for the years ended March 31, 2002 and 2003 is as follows:

(1)	Business segment

Business segment information is omitted as more than 90% of the group business is provision of loan services.

(2)	Geographical segment

Geographical segment information is omitted as the group has no subsidiary or office outside Japan.

(3)	Overseas operating revenues

Overseas operating revenues information is omitted as the group has no any overseas operating revenues.

Japanese GAAP
Consolidated Financial Statements

9)	Lease

Finance leases, except those leases for which the ownership of the leased assets is transferred to the lessee, are as follows:

(1)	Equivalent of acquisition costs, accumulated depreciation and book value:

	March 31,

	2002	2003

	(in millions)
Equipment:
Acquisition cost equivalent	¥1,710	¥1,572
Accumulated depreciation equivalent	(1,136)	(633)

Book value equivalent	574	939
Software:
Acquisition cost equivalent	1,810	1,622
Accumulated depreciation equivalent	(833)	(759)

Book value equivalent	977	863
Other:
Acquisition cost equivalent	—	4
Accumulated depreciation equivalent	—	(0)

Book value equivalent	—	3

Total:
Acquisition cost equivalent	¥3,521	¥3,199
Accumulated depreciation equivalent	(1,969)	(1,393)

Book value equivalent	1,551	1,806

(2)	The amount of outstanding future lease payments at March 31, 2002 and 2003:

	March 31,

	2002	2003

	(in millions)
Due within one year	¥673	¥627
Due after one year	918	1,204

Total	¥1,592	¥1,832

(3)	Lease payments, amortization expense equivalent, interest expense equivalent for the years ended March 31, 2002 and 2003 are as follows:

	Years ended March 31,

	2002	2003

	(in millions)
Lease payments	¥837	¥850
Amortization expense equivalent	778	799
Interest expense equivalent	47	43

(4)	The method to calculate the amortization expense equivalent and interest expense equivalent of lease property is as follows:

•	Amortization expense equivalent is calculated by the straight-line method over the respective lease terms with no residual value.

•	Interest expense equivalent of lease obligation is calculated as the difference between the total lease payments and the acquisition cost equivalent of the leased property, with the amount allocated to each accounting period using the interest method.

Japanese GAAP
Consolidated Financial Statements

10)	Related Party Transactions

(April 1, 2001 ~ March 31, 2002)

(1)	Directors and key individual shareholders

Attribution:	Entities majority owned by director and principle individual shareholders

Company name / Name:	Shuho, Ltd.	Nissin Building Co., Ltd.

Address:	Matsuyama, Ehime	Matsuyama, Ehime

Capital or investment in capital (in millions):	¥ 100	¥ 30

Description of business:	Life and non-life insurance agency	Real estate rental and agency

Interest owned:	13.0% directly owned	13.3% directly owned

Description of relationship — interlocking director:	None	2 directors

Description of relationship — business relationship:	Office leases, non-life insurance transactions	Office and parking space leases

Transactions and amount (in millions):	Insurance payments: ¥ 13 Office leases: ¥ 2	Office and parking space leases:¥ 5

Account and balance at year-end (in millions):	—	Other current liabilities: ¥ 0

Note:	1) Consumption taxes are excluded from the amounts presented above.

2) Business terms and related decision-making policies:

(I)	Business terms related to insurance fee payments are the same as those companies that do not have any specific relationship with the Company.

(II)	Contract terms related to lease payment of office and parking space are referred to, and are set at equivalent prices, as those lease agreements made with companies that do not have any specific relationship with the Company.

(2)	Subsidiaries and other

Attribution:	An affiliate

Company name:	Ascot Co., Ltd.

Address:	Chiyoda-ku, Tokyo

Capital or investment in capital (in millions):	¥ 450

Description of business:	Acquiring customers through the Internet

Interest owned:	25.0%

Description of relationship — interlocking director:	1 director

Description of relationship — business relationship	Referral of customers

Transactions and amount (in millions):	Commission payments: ¥ 21

Account and balance at year-end (in millions):	Other current liabilities: ¥ 2

Note:	1) Consumption taxes are excluded from the amounts presented above.

2) Business terms and related decision-making policies:

Contract terms related to commission payments are referred to, and are set at equivalent prices, as those referral agreements made with companies that do not have any specific relationship with the Company.

Japanese GAAP
Consolidated Financial Statements

(April 1, 2002 ~ March 31, 2003)

(1)	Directors and key individual shareholders

Attribution:	Relative of Director and principle individual shareholders	Entity majority owned by director and principle individual shareholders

Name / Company name:	Michimasa Sakioka	Shuho, Ltd.	Nissin Building Co., Ltd.

Address:	Matsuyama, Ehime	Matsuyama, Ehime	Matsuyama, Ehime

Capital or investment in capital (in millions):	—	¥ 100	¥ 30

Description of business:	Doctor	Life and non-life insurance agency	Real estate rental and agency

Interest owned:	1.5% directly owned	13.5% directly owned	13.8% directly owned

Description of relationship — interlocking director:	—	None	2 directors

Description of relationship — business relationship:	—	Office leases, non-life insurance transactions	Office and parking space leases

Transactions and amount (in millions):	Advance for real property sale: ¥ 8	Insurance payments: ¥ 45	Office and
		Office leases: ¥ 1	parking space leases: ¥ 4

Account and balance at year-end (in millions):	Other current liabilities: ¥ 8	—	Other current liabilities: ¥ 0

Note:	1) Consumption taxes are excluded from the amounts presented above.

2) The decision for the transfer price of real property is made based on appraiser’s appraisal value.

3) Business terms and related decision-making policies:

(I)	Contract terms related to insurance fee payments are the same as those companies that do not have any specific relationship with the Company.

(II)	Contract terms related to lease payment of office and parking ground are referred to, and are set at equivalent prices, as those lease agreements made with companies that do not have any specific relationship with the Company.

(2)	Subsidiaries and other

Attribution:	An affiliate	An affiliate

Company name:	Ascot Co., Ltd.	Shinsei Business Finance Co., Ltd.

Address:	Chiyoda-ku, Tokyo	Minato-ku, Tokyo

Capital or investment in capital (in millions):	¥ 450	¥ 500

Description of business:	Acquiring customers through the Internet	Provision of loans to businesses

Interest:	25.0%	25.0%

Description of relationship — interlocking director:	1 director	1 director

Description of relationship — business relationship:	Referral of customers	Referral of customers,
Loan guarantee transactions to customers

Transactions and amount (in millions):	Commission payments: ¥ 33	Commission payments: ¥ 1 Commission received: ¥ 0 Loan guarantee commission: ¥ 3

Account and balance at year-end (in millions):	Other current liabilities: ¥ 2	Other current liabilities: ¥ 1
Other current assets: ¥ 1

Note:	1) Consumption taxes are excluded from the amounts presented above.

2) Business terms and related decision-making policies:

(I)	Contract terms related to commission payments are referred to, and are set at equivalent prices, as those referral agreements made with companies that do not have any specific relationship with the Company.

(II)	Contract terms related to loan guarantee commissions are referred to those transactions made with companies that do not have any specific relationship with the Company and are decided upon agreement of both companies.

Japanese GAAP
Consolidated Financial Statements

11)	Deferred Income Taxes

(1)	Significant components of deferred tax assets and liabilities as of March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Deferred tax assets:
Loan charge-offs	¥63	¥69
Allowance for loan losses	866	1,727
Accrued local taxes	185	258
Accrued retirement benefit	155	135
Accrual salary expenses	68	15
Impairment loss of property and equipment	—	149
Unrealized losses on investment securities	68	162
Other	99	80

Total deferred tax assets	1,508	2,600
Deferred tax liabilities:
Deferred tax liabilities	—	—

Net deferred tax assets	1,508	2,600

(2)	The reconciliation between statutory tax rate and the effective income tax rate for the years ended March 31, 2002 and 2003 is omitted as the total of these differences is less than 5% of statutory tax rate.

(3)	The deferred tax assets for the year ended March 31, 2003 were understated by 36 million yen due to a change of the statutory income tax rate used for calculating non-current deferred tax assets.

12)	Investment Securities

(1)	Marketable securities at March 31, 2002 and 2003 included in other securities are as follows:

	March 31,

	2002			2003

	Book	Carrying		Book	Carrying
Other securities	Value	Value	Difference	Value	Value	Difference

			(in millions)
Carrying value exceeding book value
Equity securities	¥873	¥1,131	¥258	¥315	¥421	¥105
Carrying value not exceeding book value
Equity securities	2,343	1,920	(423)	1,401	893	(508)

Total	¥3,216	¥3,051	¥(164)	¥1,717	¥1,314	¥(402)

(2)	Other securities sold during the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002			2003

	Sales	Gain on	Loss on	Sales	Gain on	Loss on
Other securities	Proceeds	Sale	Sale	Proceeds	Sale	Sale

	(in millions)
Equity securities	¥752	¥17	¥56	¥1,057	¥136	¥396

Japanese GAAP
Consolidated Financial Statements

(3)	Other securities that have no market price (debt securities held-to-maturity are not included in the marketable securities)

	March 31,

	2002	2003

	Carrying Value	Carrying Value

	(in millions)
Other securities:
Private equity securities	¥905	¥681
Bonds	—	41

Total	¥905	¥722

(4)	Securities impaired during the years ended March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	Impairment Amount	Impairment Amount

	(in millions)
Other securities	¥294	¥628

Note:	Losses on impairment were recognized for investment securities for which the market price declined by more than 50% or those for which the average market price at month-end declined by more than 30% or more but less than 50% for the past two years.

13)	Derivative Transaction

(April 1, 2001 ~ March 31, 2002)

(1)	Details of derivatives

I.	Details of transactions

In order to effectively manage and reduce its exposure to fluctuations in interest rates while conducting regular operations, the Company utilizes derivative instruments such as interest rate swap and interest rate cap contracts.

II.	Derivative transactions policies

The Company does not enter into derivative contracts for trading or speculative purposes.

III.	The purpose of derivative transactions

In order to avoid adverse influences in the Company’s funding costs (interest payments) caused by fluctuations in market interest rates, the Company utilizes interest rate cap contracts to set up a limit on its interest payments on variable rate borrowings, and, interest rate swap contracts to set up a fixed interest on variable rate borrowings.

IV.	Details of risks on derivative transactions

i.	Market risks

Market risks are risks caused by changes in the market condition that expose a transaction’s position to gains and losses, and interest rate derivative transactions are exposed to interest rate risks. However, these risks are inconsequential as the Company only utilizes derivative transactions in the range of its debts and credits.

ii.	Credit risks

Credit risks are risks caused by non-performing counterparties that deny the Company of future benefits from the transactions had they been closed.

The Company’s counterparties to these transactions are limited to major financial institutions such as banks or securities firms with favorable credit ratings. Therefore, the management of the Company does not anticipate realization of any credit risk from its derivative transaction. In addition, there is no credit risk concentration as the Company diversifies its counter-parties.

Japanese GAAP
Consolidated Financial Statements

V.	Risk management of derivative transactions

Derivative transactions are executed and managed by the Company’s finance department in accordance with the Company’s internal rules approved by the Board of Directors.

In addition, the Company’s internal rules on derivative transactions consist of criteria and policies with respect to derivative transactions to be implemented, appropriate risk management stipulated by its Regulation of Derivative Operations, and management and supervision of derivative transactions stipulated by its Regulation of Derivative Transactions. Furthermore, the finance department reports to the monthly held Board of Directors meeting about the positions of the transactions for the purpose of risk management, so that in the case of any large scale fluctuation in a market that can cause the Company to suffer significant losses, a management system to execute prompt action is readily available.

(2)	Market value of derivative transactions

The details for market value of derivative transaction are omitted as all derivative transactions are treated under the hedge accounting principle.

(April 1, 2002 ~ March 31, 2003)

None

14)	Retirement Benefit

(April 1, 2001 ~ March 31, 2002)

(1)	Overview of retirement benefit scheme

Upon terminating employment, employees of NISSIN and its subsidiaries are entitled, under most circumstances, to lump-sum retirement or pension payments.

In addition, the Company abolished its retirement benefit system with the reform of its personnel system at the end of the prior fiscal year. With this abolishment, the accrued retirement expenses and retirement benefit receivable are recorded as other current liabilities and other current assets of ¥85 million and ¥55 million, respectively.

(2)	Items for the retirement obligation at March 31, 2003.

None

(3)	Items for the retirement cost

Year Ended March 31, 2002

(in millions)
Service cost	73
Interest cost	5
Expected return on plan assets	(2)
Unrecognized of difference caused by change of accounting standards	—
Unrecognized of actuarial difference	8
Unrecognized of prior service cost	—

Net pension and severance costs	84

Note: the service cost of subsidiaries calculated by the simplified method is included in the service cost above.

Japanese GAAP
Consolidated Financial Statements

(4)	Assumptions used for the year ended March 31, 2002 are as follows:

Discount rate	3.0%

Expected return on plan assets	2.0%

Amortization method of prior service cost	Straight-line method

Amortization period past service cost	Average remaining service years when the service cost occurred

(April 1, 2002 ~ March 31, 2003)

None

Japanese GAAP
Consolidated Financial Statements

5.	OPERATING DATA

1)	Consolidated operating revenue

	Years Ended March 31,

	2002		2003		Change

	Amount	Percentages	Amount	Percentages	Amount	Percentages

			(in millions except percentages)
Integrated financial services	¥36,393	99.7	¥41,373	90.7	¥4,979	13.7
Interest income from loans receivable	34,343	94.1	39,073	85.7	4,729	13.8
Other financial income	4	0.0	0	0.0	(3)	(85.9)
Other operating income	2,045	5.6	2,299	5.0	254	12.4

Support services for business owners	—	—	1,267	2.8	1,267	—
Other operating income	—	—	1,267	2.8	1,267	—

Servicing of non-performing loans	33	0.1	2,858	6.3	2,825	—
Other operating income	33	0.1	2,858	6.3	2,825	—

Integrated bridal services	88	0.2	102	0.2	13	15.7
Other operating income	88	0.2	102	0.2	13	15.7

Total	¥36,515	100.0	¥45,601	100.0	¥9,086	24.9

2)	Non-consolidated operating revenue

	Years Ended March 31,

	2002		2003		Change

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
Interest income	¥34,343	94.4	¥39,073	94.4	¥4,729	13.8
Consumer loans	12,115	33.3	11,651	28.1	(464)	(3.8)
Wide loans	11,634	32.0	13,033	31.5	1,399	12.0
Small business owner loans	7,077	19.4	9,674	23.4	2,596	36.7
Business Timely loans	3,232	8.9	4,513	10.9	1,281	39.6
Secured loans	278	0.8	196	0.5	(81)	(29.2)
Notes receivable	5	0.0	2	0.0	(2)	(43.2)
Other financial income	4	0.0	0	0.0	(3)	(85.9)
Other operating income	2,052	5.6	2,307	5.6	255	12.4

Total	¥36,401	100.0	¥41,381	100.0	¥4,980	13.7

3)	Non-consolidated balances (accounts and amounts) of loans outstanding by products:

	March 31,

	2002			2003			Change

	Accounts	Amount	Percentages	Accounts	Amount	Percentages	Accounts	Amount	Percentages

				(in millions except accounts and percentages)
Consumer loans	125,393	¥ 46,179	30.0	106,731	¥ 40,938	23.4	(18,662)	¥ (5,241)	(11.4)
Wide loans	31,447	54,027	35.1	35,705	62,767	35.8	4,258	8,739	16.2
Small business owner loan	17,002	36,464	23.7	22,826	52,651	30.1	5,824	16,187	44.4
Business Timely loans	13,239	16,034	10.4	14,511	17,302	9.9	1,272	1,267	7.9
Secured loans	357	1,304	0.8	286	1,449	0.8	(71)	144	11.0
Notes receivable	18	11	0.0	28	15	0.0	10	4	38.1

Total	187,456	¥154,022	100.0	180,087	¥175,123	100.0	(7,369)	¥21,101	13.7

Note: There are no subsidiaries with any loans outstanding at March 31, 2002 and 2003.

Japanese GAAP
Non-consolidated Financial Statements

(TRANSLATION)

May 7, 2003

Condensed Statements of Non-consolidated Financial Results

for the Year Ended March 31, 2003

Company Name:	NISSIN CO., LTD. (URL: http://www.nissin-f.co.jp/)

Stock Exchange Listings:	Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading Symbol: NIS)

Location of Head Office:	Ehime, Tokyo

President:	Kunihiko Sakioka, Representative Director

For Inquiry:	Hitoshi Higaki, Managing Director (Tel: +81-3-3348-2424)

Date of Board of Directors’ Meeting for Approval of this Fiscal Year’s Results:	May 7, 2003

Scheduled Date of Annual Shareholders’ Meeting	June 24, 2003

Japanese GAAP
Non-consolidated Financial Statements

6.	SUMMARY OF THE NON-CONSOLIDATED FINANCIAL RESULTS

1.	Non-consolidated Financial Results for the Fiscal Year Ended March 31, 2003

1)	Non-consolidated Operating Results

	Years Ended March 31,

	2002		2003

	Amount	Percentages	Amount	Percentages

	(in millions except of percentages)
Operating revenue	¥36,401	13.7%	¥41,381	13.7%
Operating income	9,721	2.4	10,463	7.6
Ordinary income	9,431	2.3	10,304	9.3
Net income	4,978	(4.8)	4,945	(0.7)

	Years Ended March 31,

	2002	2003

Net income per share (in yen):
Basic	151.02	75.85
Diluted	151.01	—
Ratio of return on equity (%)	12.1	11.2
Ratio of ordinary income to total assets (%)	5.6	5.4
Ratio of ordinary income to operating revenue (%)	25.9	24.9

Notes:	1)	The weighted-average numbers of outstanding shares for the years ended March 31, 2002 and 2003 are 32,967,150 and 64,460,020 shares, respectively.
	2)	On May 21, 2002, NISSIN completed a two-for-one stock split.
	3)	Changes in accounting policy: None
	4)	The percentages indicated in the rows for operating revenue, operating income, ordinary income and net income represent the rates of increase (decrease) from the corresponding period of the previous year.

2)	Dividends

	Years Ended March 31,

	2002	2003

Dividend per share (in yen):	25.00	15.00
Interim dividend	12.50	6.50
Year-end dividend	12.50	8.50
Total year dividends payment (in millions)	825	958
Dividend payout ratio (%)	16.6	19.4
Ratio of dividend to shareholders’ equity (%)	1.9	2.1

Notes:	1)	Details for the dividend per share for the year ended March 31, 2003 Ordinary dividend: ¥14.00 Memorial dividend: ¥1.00
	2)	On May 21, 2002, NISSIN completed a two-for-one stock split.

Japanese GAAP
Non-consolidated Financial Statements

3)	Non-consolidated financial position

	Years Ended March 31,

	2002	2003

Total assets (in millions)	177,697	201,680
Shareholders’ equity (in millions)	43,430	44,883
Ratio of shareholders’ equity to total assets (%)	24.4	22.3
Shareholders’ equity per share (in yen)	1,317.86	708.95

Notes:	1)	The numbers of outstanding shares at March 31, 2002 and 2003 are 32,955,278 and 63,229,770 shares, respectively.
	2)	The numbers of shares of treasury stock at March 31, 2002 and 2003 are 200,736 and 3,082,258 shares, respectively.
	3)	On May 21, 2002, NISSIN completed a two-for-one stock split.

2.	Non-consolidated Forecasts for the Fiscal Year Ending March 31, 2004

	Six Months Ending	Year Ending
	September 30, 2003	March 31, 2004

	(in millions)
Operating revenue	¥21,686	¥44,167
Ordinary income	4,882	10,914
Net income	2,683	6,042

Dividends Per Share

(in yen)
Interim dividend for six months ending September 30, 2003	¥3.75
Year-end dividend for six months ending March 31, 2004	3.75
Total dividends for the year ending March 31, 2004	7.50

(Reference):		Net income per share for the fiscal year ending March 31, 2004 is forecasted to be ¥47.31.
Notes:	1)	NISSIN will conduct a two-for-one stock split on May 20, 2003. Net income per share for the year ending March 31, 2004 is calculated by using the number of outstanding shares of common stock as of March 31, 2003, adjusted for the stock split (126,459,540 shares). If the number of outstanding shares of common stock is not adjusted to reflect stock split, net income per share for the year ending March 31, 2004 is forecasted to be ¥94.62.
	2)	Our forecasts reflect our judgment based on the information available at this time. Because actual results may differ from these forecasts, you should not make an investment decision based solely on these forecasts. To read the assumptions used for these forecasts and other related considerations, see pages 12, 13 and 15 of the Supplemental Materials.

Japanese GAAP
Non-consolidated Financial Statements

7.	NON-CONSOLIDATED FINANCIAL STATEMENTS

1)	Non-consolidated Balance Sheets

	March 31,

	2002		2003

		% of		% of	Change in
	Amount	Total	Amount	Total	Amount

	(in millions except percentages)
ASSETS:
Current Assets:
Cash and deposits	¥16,651		¥23,336		¥6,685
Notes receivable	11		15		4
Loans receivable (Notes 1, 2, 7 and 8)	154,011		175,108		21,097
Factoring loans	4		17		12
Compensation of loans receivable	—		2		2
Interest receivable	1,132		1,177		44
Prepaid expenses	584		375		(209)
Deferred tax assets	653		1,477		823
Accrued income	8		4		(3)
Other	345		252		(93)
Allowance for loan losses	(7,296)		(9,818)		(2,521)

Total Current Assets	166,106	93.5	191,949	95.2	25,842
Fixed Assets:
Tangible fixed assets
Buildings (Note 1)	1,404		1,288
Accumulated depreciation	(712)		(737)

	691		550		(140)

Structures	69		52
Accumulated depreciation	(45)		(39)

	24		13		(10)

Equipment	458		429
Accumulated depreciation	(275)		(273)

	182		155		(26)

Land (Note 1)	1,388		1,092		(296)

Total tangible fixed assets	2,286	1.3	1,812	0.9	(474)
Intangible fixed assets
Software	23		138		115
Telephone rights	130		130		—
Other	—		348		348

Total intangible fixed assets	153	0.1	616	0.3	463

(Continued)

Japanese GAAP
Non-consolidated Financial Statements

(Continued)

	March 31,

	2002		2003

	Amount	% of Total	Amount	% of Total	Change in Amount

	(in millions except percentages)
Investments and other assets
Investment securities (Note 1)	3,928		2,230		(1,697)
Investment in affiliates	1,296		1,498		202
Capital contribution	99		100		0
Loans to affiliates	—		700		700
Bankrupt and delinquent loans receivable (Notes 3 and 7)	2,050		2,628		577
Long-term prepaid expenses	28		33		4
Deferred tax assets	772		1,052		280
Deposit of restricted cash	1,500		222		(1,277)
Other (Note 1)	1,009		846		(163)
Allowance for loan losses	(1,534)		(2,010)		(475)

Total investments and other assets	9,150	5.1	7,301	3.6	(1,848)

Total Fixed Assets	11,590	6.5	9,731	4.8	(1,859)

Total Assets	¥177,697	100.0	¥201,680	100.0	¥23,983

Japanese GAAP
Non-consolidated Financial Statements

	March 31,

	2002		2003

	Amount	% of Total	Amount	% of Total	Change in Amount

	(in millions except percentages)
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term borrowings (Note 1)	¥1,400		¥3,100		¥1,700
Current portion of long-term borrowings (Note 1)	35,348		49,666		14,318
Current portion of bonds	13,000		5,000		(8,000)
Commercial paper	—		2,400		2,400
Accounts payable	602		419		(183)
Accrued expenses	609		454		(155)
Accrued income taxes	2,067		2,750		682
Deposit received	64		115		51
Unearned income	0		1		1
Accrued bonus	253		87		(166)
Allowance for losses on guarantee transactions	—		9		9
Warrants	124		119		(5)
Other	2		34		32

Total Current Liabilities	53,472	30.1	64,157	31.8	10,684
Long-term Liabilities:
Bonds	26,500		26,500		—
Convertible bond	10,000		10,000		—
Long-term borrowings (Note 1)	43,810		52,154		8,343
Asset backed commercial paper (Note 1)	—		3,574		3,574
Accrued retirement benefits -directors and statutory auditors	362		335		(26)
Other	121		76		(45)

Total Long-term Liabilities	80,793	45.5	92,640	45.9	11,846

Total Liabilities	134,266	75.6	156,797	77.7	22,531
Shareholders’ Equity (Before change of rule):
Common stock (Note 5)	6,610	3.7	—	—	—
Additional paid-in capital	8,933	5.0	—	—	—
Legal reserve	400	0.2	—	—	—
Retained earnings
General reserves
Dividend reserves	1,000		—		—
Other	21,800		—		—

Total general reserves	22,800		—		—
Unappropriated retained earnings	5,129		—		—

Total retained earnings	27,929	15.7	—	—	—
Unrealized losses on investment securities	(95)	(0.0)	—	—	—
Treasury stock	(347)	(0.2)	—	—	—

Total Shareholders’ Equity	43,430	24.4	—	—	—

(Continued)

Japanese GAAP
Non-consolidated Financial Statements

(Continued)

	March 31,

	2002		2003

	Amount	% of Total	Amount	% of Total	Change in Amount

	(in millions except percentages)
Shareholders’ Equity (After change of rule):
Common stock (Note 5)	—	—	6,610	3.3	—
Additional paid-in capital
General	—		8,933
Other
Gains on sale of treasury stock	—		0

Total additional paid-in capital	—	—	8,934	4.4	—
Retained earnings
Legal reserve	—		400
General reserves
Dividend reserves	—		1,000
Other	—		25,800
Unappropriated retained earnings	—		5,193

Total retained earnings	—	—	32,394	16.1	—
Unrealized losses on investment securities	—	—	(239)	(0.1)	—
Treasury stock (Note 6)	—	—	(2,816)	(1.4)	—

Total Shareholders’ Equity	—	—	44,883	22.3	—

Total Liabilities and Shareholders’ Equity	177,697	100.0	201,680	100.0	23,983

Japanese GAAP
Non-consolidated Financial Statements

2)	Non-consolidated Statements of Income

	Years Ended March 31,

	2002		2003		Change

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
Operating revenues:
Interest income from loans receivable	¥34,343		¥39,073
Other financial income (Note 1)	4		0
Other operating income (Note 2)	2,052		2,307

Total operating revenues	36,401	100.0	41,381	100.0	¥4,980	13.7
Operating expenses:
Financial costs (Note 3)	3,641		3,675
Other operating expenses
Costs of real estate lease and other	37		32
Advertising expenses	1,207		409
Loan charg-offs	228		2,079
Provision for loan losses	8,102		11,254
Provision for losses on guarantee transactions	—		9
Salaries for directors and statutory auditors	168		173
Salaries for employees	4,476		4,910
Bonuses	717		875
Provision for bonuses	253		87
Retirement benefit	84		—
Depreciation and amortization	113		106
Taxes and duties	508		488
Lease and rental expenses	2,103		2,026
Commission fee	1,499		803
Other	3,536		3,986

Total operating expenses	26,679	73.3	30,918	74.7	4,238	15.9

Operating income	9,721	26.7	10,463	25.3	742	7.6
Other income: (Note 4)
Interest income from loans to affiliates	6		26
Interest income from securities	0		0
Dividends	30		27
Gain on sale of treasury stock	0		—
Dividends from insurance	1		14
Received guarantee charge from an affiliate	—		9
Option premium	8		—
Other	12		13

Total other income	60	0.2	90	0.2	30	50.4
Other expenses: (Note 4)
Interest expense for borrowings (other usage)	16		—
Stock issuance costs	35		24
Bond issuance costs	282		61
ABCP issuance costs	—		126
Other	15		36

Total other expenses	349	1.0	249	0.6	(100)	(28.6)

Ordinary income	9,431	25.9	10,304	24.9	872	9.3

(Continued)

Japanese GAAP
Non-consolidated Financial Statements

(Continued)

	Years Ended March 31,

	2002		2003		Change

	Amount	Percentages	Amount	Percentages	Amount	Percentages

	(in millions except percentages)
Special income:
Gain on sale of property and equipment (Note 5)	43		10
Gain on sale of investment securities	17		136
Reversal of retirement benefits	19		—
Other	0		—

Total special income	80	0.2	146	0.4	65	81.9
Special expenses:
Loss on sale of property and equipment (Note 6)	273		—
Loss on disposal of property and equipment	85		42
Impairment of property and equipment (Note 8)	—		357
Loss on sale of investment securities	56		396
Impairment of investment securities	294		619
Impairment of equity interest in an affiliate	—		280
Penalty for cancellation of lease agreement	59		23
Other	10		—

Total special expenses	780	2.1	1,720	4.2	939	120.3

Income before income taxes	8,731	24.0	8,730	21.1	(0)	(0.0)
Income taxes:
Current	4,028		4,795
Deferred	(276)		(1,010)

	3,752	10.3	3,785	9.1	33	0.9

Net income	4,978	13.7	4,945	12.0	(33)	(0.7)
Retained earnings at beginning of year	564		669		104
Interim dividend paid	413		420		6

Unappropriated retained earnings at end of year	¥5,129		¥5,193		¥64

Japanese GAAP
Non-consolidated Financial Statements

3)	Non-consolidated Statements of Appropriation of Earnings

	Years Ended March 31,

	2002	2003
			Change in
	Amount	Amount	Amount

	(in millions)
Unappropriated retained earnings at end of year	¥5,129	¥5,193	64
Appropriations:
Cash dividends	411	537	125
Directors’ and Statutory auditors’ bonuses	48	56	8
(Statutory auditors’ bonus)	(4)	(6)	(1)
General reserve	4,000	4,000	—

Total appropriations	4,459	4,593	133

Unappropriated retained earnings carried forward	669	600	(68)

Notes:	1)	On December 10, 2001, NISSIN paid interim dividends in a total amount of ¥413 million at ¥12.50 per share.
	2)	On December 10, 2002, NISSIN paid interim dividends in a total amount of ¥420 million at ¥6.50 per share.
	3)	Dividends in the year ended March 31, 2002 were not paid for the 200,736 shares of treasury stock.
	4)	Dividends in the year ended March 31, 2003 were not paid for the 3,082,258 shares of treasury stock.

Details of cash dividends paid per share are as follows:

	Years Ended March 31,

		2002			2003
	Per Annum	Interim Period	Year End	Per Annum	Interim Period	Year End

	(in yen)
Dividends per common stock share	¥25.00	¥12.50	¥12.50	¥15.00	¥6.50	¥8.50
Ordinary dividends	25.00	12.50	12.50	14.00	6.50	7.50
Memorial dividends	—	—	—	1.00	—	1.00

Note:	On May 21, 2002, NISSIN completed a two-for-one stock split.

Japanese GAAP
Non-consolidated Financial Statements

4)	Significant Items Relating to the Preparation of Non-consolidated Financial Statements

(1)	Valuation and Computation of Investment Securities

I.	Investment in subsidiaries and affiliates:

Cost method, cost being determined by the moving average method.

II.	Other securities:

Marketable securities

Market value is determined by the market price at period end.
(Marketable securities are carried at their market values with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’ equity. Cost of securities sold is computed using the moving average method.)

Private equity securities

Cost method, cost being determined by the moving average method.

(2)	Depreciation of Fixed Assets

I.	Tangible fixed assets

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed using the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of the newly acquired building is computed using the straight-line method.

II.	Intangible fixed assets

Software costs are amortized using the straight-line method over 5 years, which is the estimated useful life.

III.	Long-term prepaid expenses

Long-term prepaid expenses are amortized using the straight-line method.

(3)	Deferred Assets

The entire amounts of stock issuance costs and bonds issuance costs are treated as expenses for the fiscal year.

(4)	Allowance for Loan Losses and Accrued Expenses

I.	Allowance for loan losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to provide for the loan losses and is calculated by applying percentages based on collection experience in the past to the general loans, plus individually estimated uncollectible amounts to doubtful loans.

II.	Accrued bonus

Accrued bonus is provided for the payment of employees’ bonuses based on estimated amounts of future payments attributed to each fiscal period.

Japanese GAAP
Non-consolidated Financial Statements

III.	Allowance for guarantee losses

The allowance for guarantee losses is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guaranteed transactions.

IV.	Accrued retirement benefits — directors and statutory auditors

Accrued retirement benefits of the NISSIN’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. This amount is determined in accordance with NISSIN’s internal rules.

(5)	Basis for Revenue Recognition

Interest income from loans receivable:

Interest income from loans receivable is recognized on an accrual basis.
However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

(6)	Accounting for Lease Transactions

Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

(7)	Other Significant Accounting Policies for the Preparation of Non-consolidated Financial Statements

I.	Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.
Consumption taxes not subject to the exclusion are treated as an expense for the fiscal period.

II.	Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc.

NISSIN adopted “Accounting Standard for Treasury Stock and Reversal of Additional Paid-in Capital and Legal Reserve, etc” (AS No.1, which was issued by ASBJ on February 21, 2002) from April 1, 2002. The adoption of AS No. 1 did not have a material effect on NISSIN’s non-consolidated financial position and results of operations.

Effective this fiscal year, the Non-consolidated Statement of Appropriation Earnings and Shareholders’ Equity section in Non-consolidated Balance Sheet were prepared in accordance with the amended “Regulations for Non-consolidated Financial Statements”.

Japanese GAAP
Non-consolidated Financial Statements

5)	Notes to Non-consolidated Financial Statements

(Notes to Non-consolidated Balance Sheets)

Note 1.	Assets pledged for short and long-term borrowings as collateral at March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Loans receivable	¥47,601	¥38,858
Buildings	360	377
Land	262	262
Investment securities	145	33
Investments and other assets (other)	36	30

Total	¥48,405	¥39,563

Corresponding borrowings secured by the above collateral at March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Short-term borrowings	¥600	¥3,100
Current portion of long-term borrowings	25,532	19,732
Long-term borrowings	19,377	14,310

Total	¥45,509	¥37,142

Loans receivable, other than the above, that will be transferred pursuant to forward contracts and the corresponding long-term borrowings including current portion at March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Loans receivable	¥4,888	¥9,096
Long-term borrowings	4,788	8,075
Current portion	1,978	4,355

Deposits as pledges for swap agreement at March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Investments and other assets (other)	¥43	¥—

In addition, in this fiscal year, notes and loans receivable in the amount of ¥4,573 million were entrusted to a trust bank through true sale under Japanese law. In order to raise funds, NISSIN sold its senior beneficiary interest in those notes and loans receivable in trust in the amount of ¥3,574 million in this fiscal year to a third party through true sale under Japanese law.

Japanese GAAP
Non-consolidated Financial Statements

Since NISSIN reserves an option to repurchase the senior beneficiary interest, NISSIN does not recognize the extinguishment of the aforementioned interest in the financial statements herein, and NISSIN does not control any entrusted loan nor senior beneficiary interests other than those discussed in this note. In addition, proceeds from the transfer are recognized as an asset backed commercial paper liability related to the interest.

Note 2.	Unsecured consumer loans included in loans receivable at March 31, 2002 and 2003 are ¥46,179 million and ¥40,938 million, respectively.

Note 3.	Bankrupt and delinquent loans receivable

Loans receivable, with respect to which it is doubtful that all principal can be collected, are recognized as bankrupt loans receivable. Bankrupt loans receivable included in bankrupt and delinquent loans receivable at March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Bankrupt loans receivable	¥529	¥619

Note 4.	Commitments and contingencies

	March 31,

	2002	2003

	(in millions)
Guarantees for loans outstanding of other alliance companies	¥—	¥1,504
Guarantees for borrowings of a subsidiary (Nissin Servicer Co., Ltd.)	—	1,700

Note 5.	Share issuances

	March 31,

	2002	2003

	(in shares)
Authorized number of shares	120,000,000	240,000,000

However, as stipulated by the Articles of Incorporation, when a redemption of stock is executed, the corresponding number of shares must be reduced.

	March 31,

	2002	2003

	(in shares)
Total number of shares issued	33,156,014	66,312,028

Japanese GAAP
Non-consolidated Financial Statements
Increases in the number of shares issued that resulted from exercises of warrant rights for the years ended March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

Number of shares issued (in shares)	428,000	—
Exercise price (in yen)	2,072	—

Amount of total (in millions)	886	—
Capitalization amount (in yen)	1,036	—

Amount of total (in millions)	443	—

                  Increases in the number of shares issued that resulted from stock splits for the years ended March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

Stock split ratio	three-for-one	two-for-one
Number of shares issued (in shares)	21,818,676	33,156,014

Note 6.	Treasury stock

                  The number of shares of common stock held by NISSIN as treasury stock at March 31, 2003 is 3,082,258 shares.

Note 7.	According to the requirement of the Nonbank Bond Issuing Law, bankrupt and delinquent loans receivable are classified as follows:

	March 31,

	2002	2003

	(in millions)
(1) Bankrupt loans receivable	¥529	¥619
(2) Delinquent loans receivable	1,521	2,010
(3) Delinquent loans receivable (three months or more)	—	—
(4) Restructured loans receivable	7,570	10,929

Total	¥9,621	¥13,560

Notes:	(1)	“Bankrupt loans receivable”, for which unreceived interest is not accrued, are loans delinquent for a considerable period of time and for which the principal or interest on such loans is unlikely to be recovered due to the occurrence of events defined in Japanese Corporation Tax Law (Government Ordinance No. 97, 1965), Regulation 96-1(3) and Regulation 96-1(4).
	(2)	“Delinquent loans receivable” are loans receivable for which unreceived interest is not accrued due to customers’ delinquency, excluding loans receivables mentioned in (1), (4).
	(3)	“Delinquent loans receivable (three months or more)” are loans receivable for which the payments of principal and interest have been delayed for three months or more, excluding loans receivables mentioned in (1), (2).
	(4)	“Restructured loans receivable” are loans receivable for which NISSIN reached an agreement with the debtors about the favorable treatments such as a reduction and exemption of the interest, grace of principal and interest payments, desertion of receivables and others in order to reorganize the borrowing company and support their financial conditions, excluding loans receivables mentioned in (1), (2), (3).

Japanese GAAP
Non-consolidated Financial Statements

(4)	“Restructured loans receivable” are loans receivable for which NISSIN reached an agreement with the debtors about the favorable treatments such as a reduction and exemption of the interest, grace of principal and interest payments, desertion of receivables and others in order to reorganize the borrowing company and support their financial conditions, excluding loans receivables mentioned in (1), (2), (3).

Note 8.	The balance of loans outstanding under revolving contract included in loans receivable at March 31, 2002 and 2003 is as follows:

	March 31,

	2002	2003

	(in millions)
Loans outstanding under revolving contract	¥ 62,214	¥ 58,240

Under the terms and conditions of NISSIN’s revolving credit line agreements, NISSIN may, but is not committed to, lend funds to customers. NISSIN reviews credit lines based on account usage and customer creditworthiness.

NISSIN’s unfunded credit lines at March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)
Unfunded credit lines with loans outstanding	¥ 8,462	¥ 7,222
Unfunded credit lines without any loans outstanding	29,042	28,705

Total	¥ 37,504	¥ 35,927

A certain portion of revolving agreements lapses without ever being used. Therefore, the amount of unfunded credit line will not necessarily affect future cash flows of NISSIN.

Under these agreements, NISSIN also may discontinue or reduce the credit lines of customers based on the deterioration of their credit status and other any other substantial reason. In addition, NISSIN will examine the agreements regularly in order to take measures in the terms of credit conservation.

Japanese GAAP
Non-consolidated Financial Statements

(Notes to Non-consolidated Statements of Income)

Note 1.	Details of other financial income for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Other financial income:
Interest on deposits	¥ 3	¥ 0
Interest from securities	0	—
Other	0	—

Total	4	0

Note 2.	Details of other operating income for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Other operating income:
Origination fee	863	1,175
Recovery from loans charged off	1,118	978
Guarantee commissions received	—	93
Rent revenue from real estate	69	56
Other	0	3

Total	2,052	2,307

Note 3.	Details of financial costs for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Financial costs:
Interest payments (borrowings)	¥ 2,389	¥ 2,540
Interest payments (bonds)	1,252	1,134

	3,641	3,675

Note 4.	Accounts recognized in other income and other expenses are as follows:

(For the year ended March 31, 2002)

1.	Interest payment and dividends received from investment securities Interest payments and dividends received from investment securities are recognized.

2.	Interest payment for borrowings (other usage)
   Funding costs for usage which are non-correspondence to the operating income such as fixed assets acquisition costs, accounts settlements, bonuses payments, etc.

(For the year ended March 31, 2003)

1.	Interest payment and dividends received from investment securities Interest payments and dividends received from investment securities are recognized.

Japanese GAAP
Non-consolidated Financial Statements

Note 5.	Details of gain on sale of property and equipment for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Gain on sale of property and equipment:
Building	¥ 1	¥ 0
Structures	0	0
Equipment	0	0
Land	40	9

Total	¥ 43	¥ 10

Note 6.	Details of loss on sale of property and equipment for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Loss on sale of property and equipment:
Building	¥ 16	—
Structures	2	—
Land	254	—

Total	¥ 273	—

Note 7.	Details of loss on disposal of property and equipment for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Loss on disposal of property and equipment:
Building	¥ 37	¥ 23
Structures	35	8
Equipment	12	11

Total	¥ 85	¥ 42

Note 8.	Details of impairment of property and equipment for the years ended March 31, 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Impairment of property and equipment:
Building	—	¥ 73
Structures	—	0
Equipment	—	0
Land	—	284

Total	—	¥ 357

Japanese GAAP
Non-consolidated Financial Statements

(Subsequent Events)

(April 1, 2001 ~ March 31, 2002)

1)	On November 12, 2001, the Board of Directors’ meeting approved a stock split resolution.

(1)	Stock split method:	Two-for-one stock split for all shares owned by the shareholders registered as of March 31, 2002
(2)	Type of newly issued shares subject to the stock split:	Common stock
(3)	Increase in the number of shares due to the stock split:	33,156,014 shares
(4)	Stock split date:	May 21, 2002
(5)	Dividend paid for the year from:	April 1, 2002

2)	On May 13, 2002, the Board of Directors’ meeting, and subsequently the Annual Shareholders’ Meeting held on June 22, 2002, approved a special resolution on issuance of new stock subscription rights for incentive purposes as described below, based upon the provisions of Article 280-20 and Article 280-21 of the Commercial Code. The purpose of the issuance of stock options is to further increase the desire and motivation of individuals to improve operating results, as well as to attract and retain superior human resources.

(1)	Grant for:	Generally directors, statutory auditors, employees or advisors of NISSIN and or temporary staff of NISSIN with tenure of over one year at the time the new stock subscription rights are issued
(2)	Description of share:	Common stock
(3)	Number of common stock issuable upon exercise (shares):	Up to maximum total of 1,500,000 shares
(4)	Amount to be paid in upon stock option exercise:	The amount to be paid upon the exercise of a stock option shall be an amount obtained by multiplying the closing price of a share of common stock of NISSIN on the Tokyo Stock Exchange on the day immediately before the approval date by 1.10 and the number of shares to be issued or transferred upon exercise of each new share subscription right, with any fraction of one yen rounded upward to the nearest yen; provided, however, that the paid-in amount shall not fall below an amount obtained by multiplying the closing price of a share of common stock of NISSIN on the Tokyo Stock Exchange on the issue date of the stock option by the number of shares to be issued or transferred upon exercise of each stock option unit.
(5)	Exercise period:	Until three years from the first day of the month following the month of the approval date

(April 1, 2002 ~ March 31, 2003)

1)	On March 10, 2003, the Board of Directors’ meeting approved a stock split resolution.

(1)	Stock split method:	Two-for-one stock split for all the shares owned by the shareholders registered as of March 31, 2003
(2)	Type of newly issued shares subject to the stock split:	Common stock

Japanese GAAP
Non-consolidated Financial Statements

(3)	Increase in the number of shares due to the stock split:	66,312,028 shares
(4)	Stock split date:	May 20, 2003
(5)	Dividend paid for the year from:	April 1, 2003

Per share data adjusted for the stock split mentioned above are as follows:

	Years Ended March 31,

	2002	2003

	(in yen)
Shareholders’ equity per share	¥ 329.10	¥ 354.48
Net income per share:
Basic	37.39	37.92
Diluted	37.39	—

The diluted net income per share for the year ended March 31, 2003 was not stated as there was no dilution effect for this fiscal year.

Japanese GAAP
Non-consolidated Financial Statements

6)	Lease

Finance leases, except those leases for which the ownership of the leased assets is transferred to the lessee, are as follows:

(1)	Equivalent of acquisition costs, accumulated depreciation and book value:

	March 31,

	2002	2003

	(in millions)
Equipment:
Acquisition cost equivalent	¥1,701	¥1,563
Accumulated depreciation equivalent	(1,135)	(630)

Book value equivalent	565	932
Software:
Acquisition cost equivalent	1,782	1,593
Accumulated depreciation equivalent	(831)	(750)

Book value equivalent	950	843
Other:
Acquisition cost equivalent	—	4
Accumulated depreciation equivalent	—	(0)

Book value equivalent	—	3

Total:
Acquisition cost equivalent	3,483	3,162
Accumulated depreciation equivalent	(1,967)	1,381

Book value equivalent	¥1,516	¥1,780

(2)	The amount of outstanding future lease payments at March 31, 2002 and 2003:

	March 31,

	2002	2003

	(in millions)
Due within one year	¥664	¥618
Due after one year	892	1,187

Total	¥1,556	¥1,806

(3)	Lease payments, amortization expense equivalent, interest expense equivalent for years ended March 2002 and 2003 are as follows:

	Years Ended March 31,

	2002	2003

	(in millions)
Lease payments	¥834	¥840
Amortization expense equivalent	775	789
Interest expense equivalent	47	42

(4)	The method to calculate the amortization expense equivalent and interest expense equivalent of lease property is as follows:

•	Amortization expense equivalent is calculated by the straight-line method over the respective lease terms with no residual value.

•	Interest expense equivalent of lease obligation is calculated as the difference between the total lease payments and the acquisition cost equivalent of the leased property, with the amount allocated to each accounting period using the interest method.

Japanese GAAP
Non-consolidated Financial Statements

7)	Investment Securities

All investments in subsidiaries or affiliates were securities without market quotation at March 31, 2002.

Information regarding affiliates with market quotation available at March 31, 2003 is as follow:

	March 31, 2003

	Carrying Value	Market Value	Differences

	(in millions)
Investment in affiliates	¥532	¥542	¥ 9

8)	Deferred Income Taxes

(1)	Significant components of deferred tax assets and liabilities as of March 31, 2002 and 2003 are as follows:

	March 31,

	2002	2003

	(in millions)

Deferred tax assets:
Loan charge-offs	¥ 63	¥ 69
Allowance for loan losses	866	1,674
Accrued local taxes	181	242
Accrued retirement benefit	151	135
Accrual salary expenses	68	14
Impairment on property and equipment	—	149
Unrealized loss on investment securities	68	162
Other	25	79

Total deferred tax assets	1,425	2,529
Deferred tax liabilities:
Deferred tax liabilities	—	—

Net deferred tax assets	¥1,425	¥2,529

(2)	The reconciliation between statutory tax rate and the effective income tax rate for the years ended March 31, 2002 and 2003 is omitted as the total of these differences is less than 5% of statutory tax rate.

(3)	The deferred tax assets for the year ended March 31, 2003 were understated by 36 million yen due to a change of the statutory income tax rate used for calculating non-current deferred tax assets.

Japanese GAAP
Non-consolidated Financial Statements

9)	Supplemental Reference Data:

The summary of earnings per share (EPS) with retroactive adjustments for the past five years is as follows:

(1)	Before retroactive adjustments

Consolidated:

	Years Ended March 31,

Per share data	1999	2000	2001	2002	2003

	(in yen)
EPS	¥—	¥—	¥477.54	¥146.13	¥79.63
Shareholders’ equity per share	—	—	3,573.25	1,310.62	708.98
Dividends per share	—	—	70.00	25.00	15.00
Interim dividend	—	—	35.00	12.50	6.50
Year-end dividend (scheduled)	—	—	35.00	12.50	(8.50)

	March 31,

	1999	2000	2001	2002	2003

	(in shares)
Number of shares outstanding at end of year	—	—	10,909,244	32,955,278	63,229,770

Non-consolidated:

	Years Ended March 31,

Per share data	1999	2000	2001	2002	2003

	(in yen)
EPS	¥307.76	¥411.89	¥484.67	¥151.02	¥75.85
Shareholders’ equity per share	2,689.05	3,146.46	3,580.35	1,317.86	708.95
Dividends per share	50.00	60.00	70.00	25.00	15.00
Interim dividend	25.00	25.00	35.00	12.50	6.50
Year-end dividend (scheduled)	25.00	35.00	35.00	12.50	(8.50)

	March 31,

	1999	2000	2001	2002	2003

	(in shares)
Number of shares outstanding at end of year	10,667,225	10,780,578	10,909,338	32,955,278	63,229,770

Japanese GAAP
Non-consolidated Financial Statements

Setting the per share data figures for the year ended March 31, 2003 presented in the Condensed Statements of Financial Results as 100, the figures corrected and adjusted for the dilutions caused by the stock splits are presented below.

(2)	After retroactive adjustments

Consolidated:

	Years Ended March 31,

Per share data	1999	2000	2001	2002	2003

	(in yen)
EPS	¥—	¥—	¥78.65	¥72.34	¥79.63
Shareholders’ equity per share	—	—	594.61	654.58	708.98
Dividends per share	—	—	11.67	12.50	15.00
Interim dividend	—	—	5.83	6.25	6.50
Year-end dividend (scheduled)	—	—	5.83	6.25	(8.50)

	March 31,

	1999	2000	2001	2002	2003

	(in shares)
Number of shares outstanding at end of year	—	—	65,455,464	65,910,556	63,229,770

Non-consolidated:

	Years Ended March 31,

Per share data	1999	2000	2001	2002	2003

	(in yen)
EPS	¥50.59	¥67.87	¥79.84	¥74.78	¥75.85
Shareholders’ equity per share	447.47	523.63	595.80	658.20	708.95
Dividends per share	8.33	10.00	11.67	12.50	15.00
Interim dividend	4.17	4.17	5.83	6.25	6.50
Year—end dividend (scheduled)	4.17	5.83	5.83	6.25	(8.50)

	March 31,

	1999	2000	2001	2002	2003

	(in shares)
Number of shares outstanding at end of year	64,003,194	64,683,396	65,455,464	65,910,556	63,229,770

Notes:	1)	On May 21, 2001, NISSIN completed a three-for-one stock split.
	2)	On May 21, 2002, NISSIN completed a two-for-one stock split.
	3)	EPS is calculated by assuming that all the stock splits occurred at beginning of their respective fiscal years.
	4)	The per share data are adjusted retroactively, applying the AS No.2, “Financial Accounting about Net Income Per Share”, issued at September 25, 2002.

Japanese GAAP
Non-consolidated Financial Statements

8.	REASSIGNMENT OF DIRECTORS AND STATUTORY AUDITORS (DATED FROM JUNE 24, 2003)

1.	Reassignment of Representative Director

None

2.	Reassignment of Directors and Statutory Auditors

(1)	Nominated Director
	Director and General Manager, IR Dept.: (Currently General Manager, IR Dept.)	Yunwei Chen

(2)	Nominated Statutory Auditor
	Statutory Auditor: (Currently Adviser)	Yoshiki Kishimura

(3)	Retiring Director
	Director and General Manager, Business Audit Dept.: (Prospective General Manager, Business Audit Dept.)	Hirofumi Mihara

(4)	Retiring Statutory Auditor
	Statutory Auditor: (Prospective Consultant)	Masaru Katayama